UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1211 Avenue of the Americas

New York, New York, 10036

(212) 852-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 19, 2007

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of News Corporation (the “Company”) will be held on October 19, 2007 at 10:00 a.m. (Eastern Time) at The Hudson Theatre, 145 W. 44th Street, New York, New York 10012.

At the Annual Meeting, stockholders will be asked to:

•	elect Messrs. K. Rupert Murdoch, Peter L. Barnes, Kenneth E. Cowley, David F. DeVoe and Viet Dinh each to a three-year term;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008;

•	consider a stockholder proposal regarding the annual election of Directors;

•	consider a stockholder proposal regarding the elimination of the Company’s dual class capital structure; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. While all of the Company’s stockholders and all holders of CHESS Depositary Instruments exchangeable for shares of the Company’s common stock are invited to attend the Annual Meeting, only stockholders of record of the Company’s Class B Common Stock at the close of business on August 28, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Holders of the Company’s Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting.

It is important that your shares of the Company’s Class B Common Stock be represented and voted at the Annual Meeting. If you are the registered holder of the Company’s Class B Common Stock, you can vote those shares by completing and returning the enclosed proxy card, or by voting by telephone or the Internet, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Class B Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Class B Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of August 28, 2007 prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of common stock in “street name,” i.e., your shares of common stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of August 28, 2007, such as your most recent account statement prior to August 28, 2007, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

If you would like to register to receive materials relating to next year’s annual meeting of stockholders electronically instead of by mail, please go to www.icsdelivery.com/newscorp and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps lower the Company’s costs and reduce the amount of paper mailed to your home.

Laura A. O’Leary
Corporate Secretary
New York, New York
September 6, 2007

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF THE COMPANY’S CLASS B COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

NEWS CORPORATION

1211 Avenue of the Americas

New York, New York, 10036

PROXY STATEMENT

Annual Meeting of Stockholders—October 19, 2007

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of News Corporation (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on October 19, 2007 at 10:00 a.m. (Eastern Time) at The Hudson Theatre, 145 W. 44th Street, New York, New York 10012 and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about September 13, 2007. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of common stock, Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Annual Meeting. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to holders of Class B Common Stock.

The Company’s shares are also traded on the Australian Stock Exchange (“ASX”) in the form of CHESS Depositary Instruments (“CDIs”). CDIs are exchangeable, at the option of the holder, into shares of either Class A Common Stock or Class B Common Stock, whichever is applicable, at the rate of one CDI per one such share of Common Stock.

Record Date

Only holders of record of shares of Class B Common Stock at the close of business on August 28, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were 986,520,953 shares of Class B Common Stock outstanding held by approximately 1,577 holders of record. Each share of Class B Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten (10) days prior to the Annual Meeting.

If your shares of Class B Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If your shares of Class B Common Stock are held in “street name,” meaning your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Class B Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Class B Common Stock in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

Holders of CDIs exchangeable for Class B Common Stock (“Class B CDIs”) have a right to direct CHESS Depositary Nominees Pty Ltd. (“CHESS”), the legal holder of the CDIs, on how it should vote with respect to the proposals described in this proxy statement.

Voting and Revocation

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposals 1 and 2 and “AGAINST” Proposals 3 and 4.

If you are a holder of record of Class B Common Stock, telephone and Internet voting is also available 24 hours a day through 1:00 a.m. (Central Time) on October 19, 2007. If you are located in the United States or Canada, you can vote your shares by calling toll-free 1-800-652-VOTE (8683). You can also vote your shares by Internet at www.investorvote.com. Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you vote by telephone or Internet, you do not need to return your proxy card to the Company.

If your shares of Class B Common Stock are held in “street name,” your broker, bank or nominee will not be able to vote your shares without specific instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to provide your voting instructions by telephone or Internet. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting instruction options.

If you hold Class B CDIs, you should complete and return the enclosed voting instructions card to CHESS by 5:00 p.m. (Australian Eastern Time) on October 16, 2007.

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Annual Meeting:

•	if you are a holder of record of Class B Common Stock, by notifying our Corporate Secretary, Laura A. O’Leary, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036;

•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Class B CDI holders may change or revoke prior voting instructions by submitting a later-dated CDI voting instruction form before 5:00 p.m. (Australian Eastern Time) on October 16, 2007.

Attending the Annual Meeting in Person

While all of the Company’s stockholders and all holders of CHESS Depositary Instruments exchangeable for shares of Common Stock are invited to attend the Annual Meeting, only holders of Class B Common Stock are entitled to vote at the Annual Meeting. As discussed above, if your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Class B Common Stock.

If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of Common Stock will be verified against the list of stockholders of record as of the Record Date prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

If you require any special accommodations at the Annual Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to corporatesecretary@newscorp.com and identify your specific need no later than October 15, 2007.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

Required Vote

Quorum. In order for the Company to conduct the Annual Meeting, a majority of the holders of Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Class B Common Stock. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the Annual Meeting to ensure that your shares of Class B Common Stock will be represented at the Annual Meeting if you are unable to attend and so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

Election of Directors. The five Director nominees receiving the greatest numbers of votes cast will be elected as Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Other Items. Under the Company’s Amended and Restated By-laws and the rules of the New York Stock Exchange (“NYSE”), approval of each other proposal to be voted upon at the Annual Meeting requires a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal will not be counted as a vote cast “FOR” or “AGAINST” that proposal.

All shares of Class B Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a proxy, the number of shares of Class B Common Stock represented by such proxy will be voted:

•	“FOR” the election of each of Messrs. K. Rupert Murdoch, Peter L. Barnes, Kenneth E. Cowley, David F. DeVoe and Viet Dinh each to a three-year term;

•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008;

•	“AGAINST” the stockholder proposal concerning the annual election of Directors;

•	“AGAINST” the stockholder proposal concerning the elimination of the Company’s dual class capital structure; and

•	in accordance with the holder of the proxy’s discretion as to any other matters raised at the Annual Meeting.

If you hold your shares of Class B Common Stock in “street name” through a broker, bank or other nominee, your broker, bank or nominee may not vote on certain Annual Meeting proposals without your specific instructions because the proposals are not considered to be “routine” matters. Your broker, bank or nominee is permitted to vote your shares of Class B Common Stock on the election of Directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm even if the broker, bank or nominee does not receive voting instructions from you. However, under NYSE rules, your broker, bank or nominee may not vote your shares of Class B Common Stock on the other proposals to be voted on at the Annual Meeting absent instructions from you. Without your voting instructions on these items, a broker non-vote will occur. The Company counts broker non-votes for quorum purposes, but does not count broker non-votes (or abstentions) as votes “FOR” or “AGAINST” any proposal.

A representative of Computershare Investment Services, LLC has been appointed to act as inspector of election for the Annual Meeting and will tabulate the votes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Messrs. K. Rupert Murdoch, Peter L. Barnes, Kenneth E. Cowley, David F. DeVoe and Viet Dinh are all nominees for election as Class I Directors to the Board. If the stockholders approve their election, these Directors will hold office until the Company’s annual meeting of stockholders to be held in 2010 or until their successors are elected and qualified.

The following table lists the nominees for election as Class I Directors. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective nominee. The ages shown are as of July 31, 2007.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
K. Rupert Murdoch AC (76)	K. Rupert Murdoch AC has been Chief Executive Officer of the Company since 1979 and its Chairman since 1991. Mr. K.R. Murdoch has served as a Director of British Sky Broadcasting plc (“BSkyB”) since 1990 and as its Chairman since 1999. Mr. K.R. Murdoch has served as a Director of Gemstar-TV Guide International Inc. (“Gemstar-TV Guide”) since 2001 and as Chairman of The DIRECTV Group, Inc. (“DIRECTV”) since 2003.	1979	2007

Peter L. Barnes (64)	Peter Barnes has been a Director of the Company since 2004. Mr. Barnes has been a Director of Ansell Limited since 2001 and its Chairman since 2005. Mr. Barnes has been a Director of Metcash Limited since 1999. Mr. Barnes has been a Director of Samuel Smith & Sons Pty Ltd. since 1999 and has served as its Chairman since 2002. Mr. Barnes is a member of the Audit Committee of the Board.	2004	2007

Kenneth E. Cowley AO (72)	Kenneth E. Cowley AO has been a Director of the Company since 1997. Mr. Cowley has been the Chairman of RM Williams Holdings Limited since 1994. Mr. Cowley is a member of the Nominating and Corporate Governance Committee of the Board.	1997	2007

David F. DeVoe (60)	David F. DeVoe has been a Director of the Company and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of the Company since 1996. Mr. DeVoe has been a Director of BSkyB since 1994, a Director of NDS Group plc (“NDS”) since 1996, a Director of Gemstar-TV Guide since 2001 and a Director of DIRECTV since 2003.	1990	2007

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Viet Dinh (39)	Viet Dinh has been a Director of the Company since 2004. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh has served as Principal of Bancroft Associates PLLC since 2003 and as Principal of Bancroft Capital Management since 2006. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh has served as a Director of M&F Worldwide Corp. since April 2007. Mr. Dinh is the Chairman of the Nominating and Corporate Governance Committee of the Board and was appointed to the Compensation Committee of the Board on August 7, 2007.	2004	2007

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO A THREE-YEAR TERM, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Directors Continuing in Office

The following table provides information regarding the Directors of the Company continuing in office. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director. The ages shown are as of July 31, 2007.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
José María Aznar (54)	José María Aznar has been a Director of the Company since 2006. Mr. Aznar has been the President of the Foundation for Social Studies and Analysis since 1989. Mr. Aznar has been a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University since 2004. Mr. Aznar is the Honorific President of the Partido Popular of Spain and served as its Executive President from 1990 to 2004. Mr. Aznar was a member of The State Council of Spain from 2005 to 2006. Mr. Aznar served as the President of Spain from the 1996 to 2004.	June 2006	2009

Chase Carey (53)

Chase Carey has been a Director of the Company since 1996. Mr. Carey has served as a Director and as President and Chief Executive Officer of DIRECTV since 2003. Mr. Carey served as Co-Chief Operating Officer of the Company from 1996 to 2002 and as a consultant to the Company from 2002 to 2003.

In April 2007, the Company announced that Mr. Carey intends to resign as a Director of the Company effective upon, and subject to, the closing of the transactions contemplated under that certain Share Exchange Agreement, dated as of December 22, 2006, by and between the Company and Liberty Media Corporation (the “Share Exchange Agreement”).

		1996	2008

Peter Chernin (56)	Peter Chernin has been a Director and the President and Chief Operating Officer of the Company since 1996. Mr. Chernin has served as a Director of Gemstar-TV Guide since 2002, a Director of DIRECTV since 2003 and as a Director of American Express Company since 2006.	1996	2008

Sir Roderick I. Eddington (57)	Sir Roderick I. Eddington has been a Director of the Company since 1999. Sir Rod Eddington has served as Chairman, Australia and New Zealand of JPMorgan Chase Bank N.A. since 2006. Sir Rod Eddington served as a Director and the Chief Executive of British Airways Plc from 2000 to 2005. Sir Rod Eddington has been a Director of John Swire & Sons Pty Ltd since 1997, a Director of Rio Tinto plc since 2005, a Director of CLP Holdings Limited since 2006 and a Director of Allco Finance Group since 2006. Sir Rod Eddington is the Chairman of the Audit Committee and a member of the Compensation Committee of the Board.	1999	2008

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Andrew S.B. Knight (68)	Andrew S. B. Knight has been a Director of the Company since 1991. Mr. Knight has been a Director of Templeton Emerging Markets Investments Trust since 2003 and a Director of Rothschild Investment Trust Capital Partners plc since 1997. Mr. Knight was the Chief Executive Officer of Daily Telegraph plc from 1986 to 1989 and Editor of The Economist from 1974 to 1986. Mr. Knight is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.	1991	2008

Lachlan K. Murdoch (35)	Lachlan K. Murdoch has been a Director of the Company since 1996. Mr. L.K. Murdoch has served as an advisor to the Company since 2005. Mr. L.K. Murdoch has served as the Chief Executive of Illyria Pty Ltd, a private investment company, since 2005. From 2000 to 2005, Mr. L.K. Murdoch served as Deputy Chief Operating Officer of the Company.	1996	2009

Roderick R. Paige (64)	Roderick R. Paige has been a Director of the Company since 2006. Dr. Paige is a founder of the Chartwell Education Group, LLC, an education consulting firm, and has served as its Chairman since 2005. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the U.S. Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige is a member of the Nominating and Corporate Governance Committee of the Board.	June 2006	2008

Thomas J. Perkins (75)	Thomas J. Perkins has been a Director of the Company since 1996. Mr. Perkins has been partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins is a member of the Audit and Compensation Committees of the Board and was appointed to the Nominating and Corporate Governance Committee of the Board on August 7, 2007.	1996	2009

Arthur M. Siskind (68)	Arthur M. Siskind has been a Director of the Company since 1991 and the Senior Advisor to the Chairman of the Company since 2005. Mr. Siskind served as the Company’s Group General Counsel from 1991 to 2005, as Senior Executive Vice President from 1996 to 2005 and as Executive Vice President from 1991 to 1996. Mr. Siskind has served as a Director of BSkyB since 1992 and as a Director of NDS since 1996. Mr. Siskind has been an Adjunct Professor of Law at the Cornell Law School since August 2007 and was an Adjunct Professor of Law at Georgetown University Law Center from 2005 to 2007. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.	1991	2009

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
John L. Thornton (53)	John L. Thornton has been a Director of the Company since 2004. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University in Beijing since 2003. Mr. Thornton served as President and a Director of The Goldman Sachs Group, Inc. from 1999 until 2003. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of Intel Corporation since 2003, a Director of China Netcom Group Corporation (Hong Kong) Limited since 2004 and a Director of The Industrial and Commercial Bank of China Limited since 2005. Mr. Thornton is a member of the Compensation and Nominating and Corporate Governance Committees of the Board.	2004	2009

Corporate Governance Matters

Classified Board of Directors. The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides that the total number of Directors constituting the entire Board shall not be less than three, with the then-authorized number of Directors being fixed from time to time exclusively by the Board. The Board has designated the Board size at 15 members, and currently there are 15 members on the Board. The Board is divided into three classes: Class I, Class II and Class III. Currently the Class I Directors consist of Messrs. K.R. Murdoch, Barnes, Cowley, DeVoe and Dinh; Class II Directors consist of Messrs. Aznar, L.K. Murdoch, Perkins, Siskind and Thornton; and Class III Directors consist of Messrs. Carey, Chernin, Knight, Sir Rod Eddington and Dr. Paige. The terms of office of Directors in Class I, Class II and Class III end upon the later of the annual meeting of stockholders in 2007, 2009 and 2008, respectively, or the election and qualification of such Directors’ respective successors. Each Director elected at an annual meeting of stockholders will generally serve for a term ending at the third annual meeting following the annual meeting at which that Director was last elected, or until that Director’s successor is elected and qualified. As discussed in more detail in Proposal 3, the Board intends to take the necessary steps to declassify the Board following the consummation of the transactions contemplated under the Share Exchange Agreement.

Board Independence. The Nominating and Corporate Governance Committee adopted the NYSE listing standards’ definition of “independence” to assist the Board in its determination of whether a Director shall be deemed to be independent of the Company. In addition, the NYSE listing standards provide that a Director is not independent unless the Board affirmatively determines that the Director has no “material relationship” with the Company. The Board applies the following categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally, under these categorical standards, the following relationships are deemed to be material:

•

A relationship where the Director has been, within the last three years, an employee of the Company (or subsidiary or parent of the Company), or an immediate family member is or has been, within the last three years, an executive officer of the Company;

•

A relationship where the Director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (or subsidiary or parent of the Company), other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

A relationship where (i) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the Director is a current employee of such a firm; (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

A relationship where the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

A relationship where the Director is a current employee or an immediate family member is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

For relationships that do not exceed the thresholds set forth above, the determination of whether the relationship is material or not, and, therefore, whether the Director would be independent or not, is made by the Directors who are independent. Generally, types of relationships that are not addressed above will not cause an otherwise independent Director to be considered not independent. However, the Board may determine that a Director is not independent for any reason it deems appropriate.

The Board undertook its annual review of Director independence during the first quarter of fiscal year 2008. During this review, the Board considered transactions and relationships between each Director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that Messrs. Barnes, Cowley, Dinh, Knight, Perkins, Thornton, Sir Rod Eddington and Dr. Paige are independent of the Company and its management under the standards set forth by the listing standards of the NYSE.

Statement of Corporate Governance. The Board has adopted a Statement of Corporate Governance that sets forth the Company’s corporate governance guidelines and practices. The full text of the Statement of Corporate Governance may be found on the Company’s website at www.newscorp.com/corp_gov/socg.html and is available in print to any stockholder requesting a paper copy of the document by contacting the Corporate Secretary.

Standards of Business Conduct and Code of Ethics. The Board has adopted the Standards of Business Conduct (the “Standards”). The Standards confirm the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. The Company intends that the spirit, as well as the letter, of the Standards be followed by all Directors, officers and employees of the Company, its subsidiaries and divisions. This is communicated to each new Director, officer and employee and was communicated to those in such positions at the time the Standards were adopted.

To further promote ethical and responsible decision-making, the Board has established a Code of Ethics for the Chief Executive Officer and senior financial officers that is included in the Standards.

The full text of the Standards and the Code of Ethics may be found on the Company’s website at www.newscorp.com/corp-gov/sobc.html and each is available in print to any stockholder requesting a paper copy of the documents by contacting the Corporate Secretary.

Director Nomination Process. The Nominating and Corporate Governance Committee develops criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise that will be of value to the Company. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its stockholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each Director’s other commitments, including other directorships. The Nominating and Corporate Governance Committee will seek to promote through the nomination process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

After completing this evaluation, the Nominating and Corporate Governance Committee will make a recommendation to the full Board which makes the final determination whether to nominate or appoint the new Director after considering the Nominating and Corporate Governance Committee’s recommendation.

Stockholder Nomination Procedure. The Company’s Amended and Restated By-laws provide procedures for stockholders to nominate persons for election as Directors.

Stockholders must provide timely notice of a Director nomination and such nomination must be submitted in writing to the attention of the Corporate Secretary at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. Pursuant to the Company’s Amended and Restated By-laws (the “By-laws”), to be timely for the 2008 annual meeting of stockholders, the notice must be delivered to the Corporate Secretary between June 30, 2008 and July 30, 2008. Stockholder nominations must contain, for each person nominated as Director, all information relating to the stockholder nominee as would be required pursuant to the By-laws and the stockholder nominee’s written consent to serve as Director if elected. Stockholder nominations must also state the stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company owned by the stockholder, a representation that the stockholder is a holder of record of Class B Common Stock and intends to appear in person or by proxy at such meeting to propose the nomination, and whether such stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of Class B Common Stock to elect such nominee or nominees.

Director candidates recommended by stockholders should meet the director qualifications set forth under the heading “Director Nomination Process.” Director candidates recommended by stockholders who meet these director qualifications will be considered by the Chairman of the Nominating and Corporate Governance Committee, who will present the information on the candidate to the entire Nominating and Corporate Governance Committee. All director candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as any other candidate.

Communication with the Board. Stockholders play an integral part in corporate governance and the Board ensures that stockholders are kept fully informed through:

•

information provided on the Company’s website www.newscorp.com, including the Company’s annual report which is distributed to all stockholders in connection with distribution of the Company’s proxy statement for its annual meeting of stockholders and which is available to all stockholders on request;

•	reports and other disclosures made to the Securities and Exchange Commission (the “SEC”), and the stock exchanges in New York, Australia and London; and

•	notices and proxy statements of special and annual meetings of stockholders.

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board and its various committees. Stockholders may raise matters of concern at the annual meetings of stockholders. In addition, any stockholder or other interested party wishing to communicate with any Director, any committee of the Board or the Board as a whole, may do so by submitting such communication in writing and sending it by regular mail to the attention of the appropriate party or to the attention of our Lead Director, Sir Roderick I. Eddington, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. This information is also posted on the Company’s website at www.newscorp.com.

Director Evaluation Policy. The Nominating and Corporate Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all Directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Standards and the Company’s corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2007, the Board held six regularly scheduled meetings and two special meetings. During the fiscal year 2007, all of the Directors attended at least 75% of the meetings of the Board held during the period for which he has been a Director and the meetings of the committees on which he served.

It is the policy of the Board to hold regular executive sessions of the Non-Executive Directors without management present. During the fiscal year ended June 30, 2007, the Non-Executive Directors of the Board held six executive sessions. Sir Rod Eddington currently serves as Lead Director, presiding over the executive sessions of the Non-Executive Directors and supervising the self-evaluation of the Directors and the Board’s determination of the independence of its Directors.

Directors are encouraged to attend and participate in the Company’s annual meetings of stockholders. At the annual meeting of stockholders held by the Company in October 2006, all of the then serving Directors attended the annual meeting, with the exception of Mr. Thornton.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at www.newscorp.com/corp_gov/bc.html and are available in print to any stockholder requesting a paper copy of these documents from the Corporate Secretary.

Audit Committee. The Audit Committee consists of Sir Rod Eddington, who serves as Chairman, and Messrs. Barnes, Knight and Perkins. The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. During the fiscal year ended June 30, 2007, the Audit Committee held six meetings. The Audit Committee’s report required by the Securities Exchange Commission (“SEC”) rules is included in this proxy under the heading “Report of the Audit Committee.”

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the NYSE listing standards. The Board determined that each member of the Audit Committee meets the foregoing independence requirements and that each member of the Audit Committee is financially literate in accordance with the NYSE listing standards. The Board also determined that Sir Rod Eddington and Messrs. Perkins and Barnes are “audit committee financial experts” as defined under the SEC rules.

Compensation Committee. The Compensation Committee consists of Mr. Knight, who serves as Chairman, Sir Rod Eddington and Messrs. Dinh (appointed August 7, 2007) Perkins and Thornton. The primary responsibilities of the Compensation Committee are: (i) to review and approve goals and objectives relevant to the compensation of the Chief Executive Officer, to evaluate the performance of the Chief Executive Officer in light of these goals and objectives and to recommend to the Board the compensation of the Chief Executive Officer based on this evaluation; (ii) to consider, recommend and administer and implement the Company’s incentive compensation plans and equity-based plans and recommend changes in such plans to the Board as needed; (iii) to review and approve compensation, benefits and terms of employment of senior executives who are members of the Company’s Office of the Chairman; and (iv) to review the Company’s recruitment, retention, compensation, termination and severance policies for certain senior executives. These responsibilities are implemented to attract and maintain executive talent and compensate that talent while taking into account corporate performance, all of which is in the best interest of the Company. During the fiscal year ended June 30, 2007, the Compensation Committee held five meetings.

The Compensation Committee retains Deloitte Consulting LLP, an independent compensation consulting firm, to provide advice on a variety of compensation matters as requested by the Compensation Committee. For more information regarding the nature and scope of Deloitte Consulting LLP’s engagement, see the section entitled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Mr. Dinh, who serves as Chairman, and Messrs. Cowley, Perkins (appointed August 7, 2007) Thornton and Dr. Paige. The responsibilities of the Nominating and Corporate Governance Committee are: (i) to review the qualifications of candidates for Director suggested by Board members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by the Board; (ii) to consider the performance of incumbent Directors in determining whether to nominate them for re-election; (iii) to recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; (iv) to recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships; and (v) to advise and make recommendations to the Board on corporate governance matters. The Nominating and Corporate Governance Committee also makes recommendations to the Board as to determinations of Director independence and conducts an annual self-evaluation for the Board. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended June 30, 2007.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending June 30, 2008. E&Y has audited the books and records of the Company since the fiscal year ended June 30, 2002. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2008, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by E&Y. These pre-approval procedures are described below under “Audit Committee Pre-Approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by E&Y for the fiscal years ended June 30, 2007 and 2006 is set forth below.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$16,161,000	$14,455,000
Audit-Related Fees (2)	$2,835,000	$1,773,000
Tax Fees (3)	$12,509,000	$11,690,000
All Other Fees (4)	$16,000	$69,000

Total Fees	$31,521,000	$27,987,000

(1)	Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2007 and June 30, 2006; the audit of the Company’s annual management assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and June 30, 2006 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-related fees principally relate to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations, agreed-upon procedure reports, reports on internal controls over certain distribution services provided to third parties and other services related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax fees include fees for tax compliance and tax consultations for domestic and international operating units.
(4)	All other fees principally consist of services relating to E&Y training seminars in the fiscal year ended June 30, 2007, and services relating to assistance on a technical review of system architecture in the fiscal year ended June 30, 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for tax services would exceed total fees for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chairman of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2007 and June 30, 2006 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2007 and 2006, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, who is the owner of 200 shares of Class B Common Stock, has given notice that she intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which the Company accepts no responsibility, are set forth below.

RESOLVED: “That the stockholders of News Corporation recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS: “Many corporations in recent years have adopted my proposals, including Dow Jones, Bristol Myers, Morgan Stanley, Goldman Sachs and others.”

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“I have absolutely NO connection with John Malone, and/or Liberty Cos.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“Last year the owners of 196,796,683 shares representing approximately 33% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board’s Statement in Opposition to Proposal No. 3

The Board recommends that stockholders vote against this Proposal No. 3. The Company and the Board are committed to good corporate governance practices that will benefit the Company’s stockholders. The Board is currently divided into three classes, with each Director elected at an annual meeting of stockholders generally serving a term of three years. Neither the Board nor the Nominating and Corporate Governance Committee believe that Directors who serve three-year terms are any less accountable to stockholders than Directors who serve a series of one-year terms. Under Delaware law, Directors owe fiduciary duties to the Company’s stockholders regardless of the length of their term. After careful consideration of this stockholder proposal, the Board and the Nominating and Corporate Governance Committee believe that the declassification of the Board would not be in the best interests of the Company or its stockholders at this time.

One of the Board’s primary reasons for the classified board structure is to protect the Company’s and its stockholders’ interests in the event of an unfriendly or unsolicited proposal by a third party to takeover or restructure the Company. The classified board structure, together with the Company’s stockholder rights plan (the “Stockholder Rights Plan”), would provide the Company with time to negotiate with the third party, to consider alternative proposals and to assure that stockholder value is maximized. Given the substantial number of shares of the Company’s common stock held by Liberty Media Corporation (“Liberty”) and Liberty’s public statement regarding its investment in the Company’s common stock made prior to Liberty’s announcement of its agreement to exchange its shares of the Company’s common stock under the Share Exchange Agreement, the Board feels that the risk of such an unfriendly or unsolicited takeover or restructure proposal from a third party is significant prior to the closing of the transactions contemplated under the Share Exchange Agreement.

In December 2006, the Company signed the Share Exchange Agreement, pursuant to which Liberty will exchange all of the shares of Class A Common Stock and Class B Common Stock held by Liberty for all of the shares of a wholly-owned subsidiary of the Company (“Splitco”) that will hold all of the Company’s interests in DIRECTV, all of the Company’s interest in three of the Company’s Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and $588 million in cash, subject to adjustment (the “Exchange”). The Exchange was approved by the Company’ Class B stockholders in April 2007, but remains subject to customary closing conditions, including, among other things, regulatory approvals, the receipt of a ruling from the Internal Revenue Service and the absence of a material adverse effect on Splitco. If these conditions are satisfied, the transaction is expected to be completed in the fourth quarter of calendar 2007. The Board believes that it is premature to take steps to declassify the Board prior to the closing of the Exchange.

At the time that the Exchange is consummated, Liberty will no longer be a significant stockholder. The Board believes that the risk of a third party takeover will therefore be significantly reduced and consequently, as the Board has stated publicly previously, it intends to redeem the rights issued under the Stockholder Rights Plan at that time. In addition, the Board will take the necessary steps to declassify the Board, which pursuant to the Certificate of Incorporation and Delaware General Corporate Law, will require the Board to adopt a resolution to amend the terms of the Certificate of Incorporation to provide for the annual election of Directors, and to submit such amendment to the Company’s stockholders for approval. The Board intends to submit such an amendment to its stockholders for approval at the Company’s first annual meeting of stockholders following the consummation of the Exchange. An affirmative vote of the holders of sixty-five percent (65%) or more of the outstanding shares of common stock entitled to vote is required for adoption of such an amendment to the Certificate of Incorporation.

Without the necessary actions described in the preceding paragraph, adoption of this proposal would not in itself eliminate the classified structure of the Board, but rather be an advisory recommendation to the Board to consider taking the necessary steps to declassify the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL CONCERNING THE ELIMINATION OF THE COMPANY’S DUAL CLASS CAPITAL STRUCTURE

Mr. Stephen Mayne, PO Box 925, Templestowe, Australia, 3106, who has advised us that he is the owner of 150 shares of Class B Common Stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. In accordance with the applicable proxy regulations, the proposal and supporting statements, for which the Company accepts no responsibility, are set forth below.

RESOLVED:

That the News Corporation board of directors submit a proposal to holders of class A and B shares within the next 12 months which, if approved, would create a company with just one class of share.

SUPPORTING STATEMENT

When News Corporation first announced its reincorporation proposal on 6 April, 2004, it justified the move, in part, on the following grounds:

“The reincorporation is expected to benefit all shareholders by increasing the scope and depth of the shareholder base, improving trading liquidity, enhancing access to the capital markets and making the Company’s shares eligible for inclusion in a variety of US-based indices.”

Unfortunately, the move initially caused considerable share price weakness as News Corporation was ejected from the Australian indices, triggering large sales by Australian funds.

Whilst both classes of share were including in the Australian indices, unfortunately Standard & Poors only allows one class of share from each company to be included in the S&P500 index on the New York Stock Exchange.

Given this has to be the most populous share on issue, News Corp’s B Class voting shares are not included in the S&P500 index. Therefore, many index funds are compelled to buy non-voting A Class shares and holders of the B Class voting shares suffer a lower than necessary share price.

Having a single class of share would add almost 1 billion News Corp shares into the S&P500 index, lifting the total to more than 3 billion shares.

Creating a single class of share, possibly giving A class shareholder full voting rights, would also serve the purpose of diluting Murdoch family control from approximately 39% of the voting stock to less than 15% of the total stock. This would likely trigger a re-rating of the stock as investors build in a potential takeover premium.

The Grant Samuel report accompanying the Liberty Media Exchange proposal noted the “adverse” consequences of not having Liberty as a counter balancing force to the Murdoch interests on the News Corporation share register. Creating a single class of share would dilute Murdoch family control and allow the independent shareholders to appoint a majority of directors and determined key future issues such as a succession management.

As News Corporation discovered when it first approached Dow Jones & Company, a two tier voting system can appear highly undemocratic and discourage attractive takeover bids. News Corp’s suite of strategic assets would be highly attractive to private equity bidders, yet the two-tier voting structure discourages their interest.

News Corp is a company which passionately promoted the idea of spreading democracy to places like Iraq, so it seems inappropriate that our own system of democracy is severely gerrymandered with almost 70% of the shares on issue not having voting rights.

The exact form of any restructure proposal should be developed by the board and delivered to stockholders in time for a vote at the 2008 annual meeting, if not earlier.

ENDS

The Board’s Statement in Opposition to Proposal No. 4

The Board recommends that stockholders vote against this Proposal No. 4. The elimination of the Company’s dual class capital structure would effectively dilute the voting power of all the existing Class B stockholders. The Board believes that retaining two classes of common stock with different voting rights is in the best interest of the Company and its stockholders. The Board believes that the current dual class capitalization structure: (a) promotes stability and continuity in the leadership and management of the Company, which allows the Company to focus on long-term objectives, (b) enhances the Company’s ability to attract, retain and motivate highly qualified key employees and (c) provides the Company with greater flexibility in financing its growth. The Board’s reasons for its position are described in more detail below.

Continuity and Stability. In the face of difficult challenges, management of companies with a single class of common stock can become singularly focused on maximizing short-term value and performance at the expense of long-range planning in an effort to justify its business plans. The Board believes that the Company’s history of growth and financial strength is due in large part to the concentration of voting power in Mr. K.R. Murdoch, the Company’s Chairman and Chief Executive Officer, and his family (the “Murdoch Family Interests”). Further, the Board believes that the Murdoch Family Interests have pursued stockholder value enhancing strategies throughout the Company’s history and have been the primary source of the strategic vision that has made the Company’s success up to this point possible. The Board has always been committed to the long-term viability of the Company. As such, the Board believes that the dual class capital structure, which provides limited voting rights for the Class A Common Stockholders on extraordinary matters, reduces the risk of disruption in the continuity of the Company’s current operational policies and long-range strategy by allowing management to pursue strategies that they believe will enhance the long-term profitability of the Company.

Retention of Key Employees. The Board believes that the dual class capital structure enhances the Company’s ability to attract and retain highly qualified key employees. The Company’s ability to issue Class A Common Stock-based equity awards increases its flexibility in structuring compensation plans so that management and key employees can participate in the growth of the Company without diluting the voting power of the Class B stockholders.

Financing Flexibility. The dual class capital structure provides the Company with greater flexibility to pursue a long-term emphasis on stockholder value through growth and financial strength. The Board believes that the Company’s ability to issue Class A Common Stock, for which there is already a sizeable and liquid market, better positions the Company to finance growth opportunities without significantly diluting the voting interest of the Company’s Class B stockholders. The Board believes that a company with a single class of stock may run the risk of foregoing stock issuances (thereby foregoing strategic transactions that potentially could be of great benefit to stockholders) simply out of concerns over dilution of control. The Company, however, has historically issued its Class A Common Stock for a variety of corporate purposes that have enhanced the value and financial strength of the Company. Such transactions include the financing of significant mergers and acquisitions and the raising of needed capital to fund growth. As the issue of control is not a factor in the Board’s consideration of these transactions, the decision by the Company to issue stock in acquisitions or capital raising transactions is based solely on the perceived economic benefits of the transaction to the Company and all of its stockholders.

Approval of this Proposal 4 would not itself eliminate the Company’s dual class capital structure, but rather it would be an advisory recommendation to the Board to submit such a proposal to the Company’s Class A and Class B stockholders within the next 12 months.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL CONCERNING THE ELIMINATION OF THE COMPANY’S DUAL CLASS CAPITAL STRUCTURE WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY CARD.

EXECUTIVE OFFICERS OF NEWS CORPORATION

The executive officers of the Company at June 30, 2007 are set forth in the table below. Each holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or at other meetings of the Board as appropriate.

Name	Age	Position with the Company
K. Rupert Murdoch	76	Chairman and Chief Executive Officer

Peter Chernin	56	Director, President and Chief Operating Officer

David F. DeVoe	60	Director, Senior Executive Vice President and Chief Financial Officer

Roger Ailes	67	Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television

Lawrence A. Jacobs	52	Senior Executive Vice President and Group General Counsel

None of the executive officers of the Company is related to any other executive officer or Director of the Company by blood, marriage or adoption, with the exception of Mr. L.K. Murdoch, a Director, who is the son of Mr. K.R. Murdoch, the Chairman and Chief Executive Officer of the Company.

Information concerning Messrs. K.R. Murdoch, Chernin and DeVoe can be found under the headings “Election of Directors” and “Directors Continuing in Office.”

Roger Ailes has been Chairman and Chief Executive Officer of FOX News Channel since 1996, Chairman of Fox Television Stations and Twentieth Television since 2005 and Chairman and Chief Executive Officer of FOX Business Network since 2005. Prior to joining the Company, Mr. Ailes was President of CNBC from 1993 to 1996 and served as President of America’s Talking, an information talk channel that later became MSNBC.

Lawrence A. Jacobs has been a Senior Executive Vice President and Group General Counsel of the Company since 2005. Mr. Jacobs served as the Company’s Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has been a Director of NDS since 2005 and served as a Director of Sky Brasil Servicos Ltda from 2002 to 2006 and a Director of Innova S. de R.L. de C.V. from 2002 to 2006. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.

SECURITY OWNERSHIP OF NEWS CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of August 17, 2007 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of the Board; (iii) each named executive officer (as identified under “Executive Compensation and Other Information”) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned (1)
	Number of Shares Beneficially Owned		Option Shares and Restricted Stock Units (3)	Percent of Class (4)
Name (2)	Non-Voting Class A Common Stock	Voting Class B Common Stock (5)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock (5)
Murdoch Family Trust (6) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	33,955,910	297,280,548	0	1.6%	30.1%

Liberty Media Corporation (7) 12300 Liberty Boulevard Englewood, CO 80112	324,637,067	188,000,000	0	15.2%	19.1%

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (8) c/o Kingdom Holding Company Kingdom Centre –Floor 66 P.O. Box Riyahd, 11321 Kingdom of Saudi Arabia	0	56,237,915	0	0	5.7%

K. Rupert Murdoch (9)	46,717,084	307,947,777	12,000,000	2.7%	31.2%

Roger Ailes	58,471	0	825,000	*	*

José María Aznar	0	0	0	0	0

Peter L. Barnes	7,959	0	0	*	0

Chase Carey	0	0	0	0	0

Peter Chernin (10)	10,465	0	7,000,000	*	0

Kenneth E. Cowley AO	80,723	5	18,000	*	*

David F. DeVoe	8,160	0	750,000	*	0

Viet Dinh	0	1,010	0	0	*

Sir Roderick I. Eddington	174,770	0	102,000	*	0

Lawrence A. Jacobs	24,493	0	319,400	*	0

Andrew S.B. Knight	201,123	120,657	36,000	*	*

Lachlan K. Murdoch (11)	4,585,772	7,057	1,600,000	*	*

Roderick R. Paige	0	0	0	0	0

Thomas J. Perkins	0	19,599	36,000	*	*

Stanley S. Shuman (12)	332,515	60,996	36,000	*	*

Arthur M. Siskind	33,226	10,934	1,570,000	*	*

John L. Thornton	0	0	0	0	0

All current Directors and executive officers as a group (18 members)	52,234,761	308,168,035	24,292,400	3.5%	31.2%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on August 17, 2007.
(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.
(2)	The address for all Directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of the Americas, New York, NY 10036.
(3)	The number of option shares and restricted stock units (“RSUS”) reported reflects the number of option shares currently exercisable or that become exercisable within 60 days following August 17, 2007 and the number of RSUs that vest within 60 days following August 17, 2007.
(4)	Applicable percentage of ownership is based on 2,141,871,251 shares of Class A Common Stock and 986,520,953 shares of Class B Common Stock outstanding as of August 17, 2007, together with the exercisable stock options and vested RSUs, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of August 17, 2007 or RSUs that vest within 60 days of August 17, 2007 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(5)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(6)	Beneficial ownership of the Class A Common Stock and Class B Common Stock is as of December 15, 2006 as reported on a Form 3 filed with the SEC on December 15, 2006. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the powers to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the Class A Common Stock are pledged from time to time to secure lines of credit with certain banks.
(7)	Beneficial ownership of Class A Common Stock is as of December 17, 2004 as reported on Form 4 filed by Liberty on December 21, 2004. Beneficial ownership of Class B Common Stock is as of December 9, 2004 as reported on Schedule 13G/A filed by Liberty on December 21, 2004. Based on the Form 4, Liberty holds such shares through a number of its wholly owned subsidiaries. Pursuant to the terms of the Share Exchange Agreement, upon the consummation of the Exchange, Liberty will no longer hold any shares of Class A Common Stock or Class B Common Stock.
(8)	Beneficial ownership of Class B Common Stock is as of March 28, 2007 as reported on Schedule 13D/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on April 30, 2007. Based on the Schedule 13D/A, 24,917,341 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-62, Ltd. (“KR-62”), and 31,320,574 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-63, Ltd. (“KR-63”). KR-62 and KR-63 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”), which is owned by the Kingdom Holding Company (“KHC”). HRH, as the majority shareholder of KHC, has the power to appoint a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, and in turn, KR-11, as sole shareholder of KR-62 and KR-63, has the power to appoint a majority of the directors of KR-62 and KR-63. HRH is the sole director of KR-62 and KR-63. Accordingly, HRH may be deemed to indirectly control the disposition and voting of the reported Class B Common Stock.

(9)	Beneficial ownership reported includes 33,955,910 shares of Class A Common Stock and 297,280,548 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 4,012,402 shares of Class A Common Stock and 10,646,571 shares of Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership reported also includes 4,800 shares of Class A Common Stock and 4,540 shares of Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Class A Common Stock held by the GCM Trust which is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares.
(10)	Beneficial ownership reported includes 1,400 shares of Class A Common Stock held by the Peter and Megan Chernin Revocable Trust of which Mr. Chernin holds a beneficial and trustee interest.
(11)	Beneficial ownership reported includes 4,364,716 shares of Class A Common Stock held by the LKM Family Trust which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.
(12)	Mr. Shuman is a Director Emeritus.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program Philosophy and Objectives

The goal of creating long-term growth and value for our stockholders drives our philosophy of how we design our executive compensation program. As one of the world’s leading entertainment companies, with a diversified portfolio of media businesses, News Corporation’s executives are central to the value the Company creates for our stockholders. It is their leadership, creativity and ability to identify and execute on business opportunities that spur the Company’s future growth and success. To that end, we must attract, motivate and retain the highest quality talent to lead the Company, and our compensation program is a key tool in achieving these goals.

In accordance with its charter, the Compensation Committee establishes and oversees our executive compensation program. The Compensation Committee has the primary responsibility of reviewing and approving the compensation levels and benefit programs for certain of our executives, including for the executive officers listed on the Summary Compensation Table below, who we collectively refer to as the “named executive officers.” The Compensation Committee also administers our incentive compensation plans and equity-based plans. For more information on the Compensation Committee’s responsibilities and its composition, see the section entitled “Committees and Meetings of the Board of Directors—Compensation Committee” above.

The Compensation Committee believes that compensation for executives, including the named executive officers, should fulfill the following objectives: (i) attracting the highest quality talent to the Company; (ii) motivating executives in the short-term and long-term by rewarding them for meeting or exceeding individual or Company performance goals; (iii) aligning our executives’ interests with the long-term interests of our stockholders; and (iv) encouraging and providing incentives for executives to remain with the Company for long and productive careers.

In order to attract and retain the best talent, our executives’ compensation packages must remain competitive. The Compensation Committee analyzes the compensation practices of a group of our peer companies, consisting of other publicly-traded international media companies and other comparably sized Standard & Poor’s 500 companies. Although the Compensation Committee considers the compensation practices of our peer companies, it does not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee also does not target compensation to a specific range within the peer group. Therefore, it uses peer group data as one of a number of factors in determining compensation levels and packages. The Compensation Committee’s goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances and our evolving business environment.

The Compensation Committee retains Deloitte Consulting LLP (“Deloitte”), an independent compensation consulting firm, to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte to determine the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives. In addition, members of our senior management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of facts related to these matters as requested by the Compensation Committee. Our Chief Executive Officer (“CEO”) consults with and provides recommendations to the Compensation Committee on the design of our compensation program, as discussed below. In addition, our CEO periodically reports to the Compensation Committee on other named executive officers’ performance and, when appropriate, provides recommendations regarding the other named executive officers’ compensation packages. The CEO does not, however, make recommendations about, or participate in, decisions regarding his own compensation.

Elements of Our Named Executive Officers’ Compensation Packages

The key elements of our executive compensation program for our named executive officers are base salary, performance-based and merit-based bonuses and retirement benefits. The named executive officers also receive certain perquisites, but such perquisites are not a key element of compensation. The chart below illustrates how each element of compensation fulfills our four compensation objectives discussed above:

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term

Base Salary	X				X

Performance-Based Bonuses	X	X	X	X	X

Merit-Based Bonuses	X	X	X	X	X

Retirement Benefits	X				X

When making individual executive compensation decisions, the Compensation Committee considers such characteristics as the named executive officer’s leadership and management expertise, performance history, the complexity of the position and responsibilities, growth potential, term of service with the Company, reporting structure and internal pay parity considerations. The Compensation Committee also takes into account certain other market factors, such as the significance that our industry and geographic markets (particularly New York City and Los Angeles) play in the Company’s ability to attract and retain talent, among others. In determining the amount of total compensation, the Compensation Committee considers both currently paid compensation and the opportunity for future compensation, as well as the mix of cash and equity-based compensation.

The Compensation Committee annually reviews and analyzes the nature and amounts of all elements of each named executive officer’s total compensation package, both separately and in the aggregate, to ensure that total compensation is competitive within the marketplace, that a significant portion of each named executive officer’s compensation is performance based, and that an appropriate balance is maintained in focusing different elements of compensation on both the short-term and long-term performance of the Company. Any future compensation decisions by the Compensation Committee for the named executive officers are made in the context of this review.

Our named executive officers are Messrs. K. Rupert Murdoch, Peter Chernin, David F. DeVoe, Roger Ailes and Lawrence A. Jacobs. These individuals have served the Company or its subsidiaries or affiliates for 55, 18, 24, 11 and 12 years, respectively. The depth of their institutional knowledge, the breadth and continuity of their experience and their superior leadership talents have been instrumental and invaluable in making News Corporation one of the pre-eminent international entertainment companies. With the exception of our CEO, Mr. K. R. Murdoch, each of our named executive officers is party to a pre-existing negotiated employment agreement. The level of compensation contractually agreed upon reflects, among other factors, the scope and nature of their individual responsibilities, past performance and retention considerations at the time those agreements were entered into. (Please see the section entitled “Employment Agreements,” for a more detailed description of each of the named executive officer’s employment agreements.) The compensation package of each of the named executive officers does not necessarily contain each of the elements of compensation mentioned above. Instead, the Compensation Committee creates a compensation package for each of the named executive officers that contains a mix of compensation elements that it believes best addresses his particular responsibilities and that will best achieve our overall compensation objectives. In addition, the Compensation Committee has made a determination that, to the extent practicable, there should be parity in compensation between the Company’s Chairman and Chief Executive Officer and its President and Chief Operating Officer because they both have responsibilities in establishing and executing the Company’s overall strategy.

Base Salary

The basic element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed and guaranteed element of a named executive officer’s annual cash compensation, and serves as a baseline measure of the named executive officer’s value to the Company and the foundation upon which the types and amounts of other elements of compensation for the named executive officer is based.

As discussed above, each of the named executive officers, with the exception of Mr. K.R. Murdoch, is party to a pre-existing negotiated employment agreement, which provides for a specified or minimum base salary. At the time each of these employment agreements was entered into, the Compensation Committee established each named executive officer’s base salary in the context of the nature of the named executive officer’s particular position, the responsibilities associated with that position, their experience, expertise, knowledge and qualifications, market factors, retention factors, our CEO’s recommendation (with the exception of his own base salary) and the Company’s overall compensation philosophy.

The Compensation Committee reviews annually the base salary of our CEO and of those named executive officers whose employment agreements permit an adjustment in base salary at the Compensation Committee’s discretion. Base salary may be increased if the Compensation Committee determines that an increase is warranted or that other elements of compensation may not more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives. The factors considered by the Compensation Committee when determining adjustments in base salary include: past performance; the assumption by the named executive officer of any additional responsibilities; retention considerations; market factors; and the CEO’s recommendation (with the exception of his own base salary).

For purposes of pay parity between Messrs. K.R. Murdoch and Chernin, the Compensation Committee approved an increase of $3.6 million in Mr. K.R. Murdoch’s base salary for fiscal 2007, making it equal to Mr. Chernin’s contractual base salary of $8.1 million. The Compensation Committee determined that Mr. K.R. Murdoch’s increase was appropriate and reasonable in light of the continued growth of the Company under his leadership and his history of substantial value creation for the Company. The Compensation Committee also approved an increase of Mr. DeVoe’s base salary by $250,000 to $2,853,750 for fiscal 2007 in consideration of his performance and leadership of the Company’s financial affairs. Mr. Ailes’ received his contractual base salary of $5.0 million in fiscal 2007 and Mr. Jacobs’ base salary in fiscal 2007 was $1.4 million.

Pursuant to the negotiated terms of Mr. Chernin’s employment agreement, he participates in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary of $8.1 million is deferred. For additional information regarding this arrangement, please see the Non-qualified Deferred Compensation Table and its accompanying footnotes below. Our other named executive officers do not have any non-qualified deferred cash compensation arrangement through which they defer any amount of their base salary.

For fiscal 2008, based on Mr. Jacobs’ leadership of the Company’s legal affairs, including his stewardship of the Company’s litigation matters and in managing the Company’s legal risks, the Compensation Committee has determined to increase Mr. Jacobs’ base salary by $100,000 to $1.5 million. The base salaries for each of the other named executive officers will remain the same as in fiscal 2007.

Performance-Based Bonuses

As an executive achieves higher levels of seniority and responsibility and has more direct influence on our operations and strategy, the Compensation Committee believes that a larger portion of the executive’s total compensation should be variable based on the Company’s performance, rather than fixed. By putting an increasing portion of a named executive officer’s total compensation “at risk” based upon the Company’s short-term and long-term performance, it further incentivizes the named executive officer to strive continuously for better performance.

The performance-based bonuses awarded to our named executive officers are designed to foster a performance-driven, pay-for-performance culture that also aligns our named executive officers’ interests with those of our stockholders. In determining the performance criteria for performance-based bonuses, the Compensation Committee uses performance measures that are based on objective operational results of the Company because it believes that the performance measures should be based on results that are within the control of the named executive officers, rather than a stock price that is also influenced by external market forces and that could potentially lead to an undesirable focus on short-term factors outside of the named executive officer’s control. Performance-based measures are chosen which the Compensation Committee believes will incentivize an executive to drive operating results in the short-term, as well as drive sustainable and profitable growth in order to create long-term value for our stockholders.

Beginning in fiscal 2005, the Compensation Committee adopted a methodology that based Messrs. K.R. Murdoch, Chernin and DeVoe’s performance-based bonuses on the Company’s year-over-year change in adjusted earnings per share (“EPS Bonus”). A metric based on earnings per share (“EPS”) was chosen as a performance metric because the Compensation Committee believes that EPS is a significant factor in how our investors and analysts evaluate the performance of both the Company and our management. In addition, the Compensation Committee believes EPS is a performance metric that aligns the interests of these named executive officers with those of our stockholders and that continued growth in EPS year-over-year will lead to long-term improvement in return on investment for our stockholders through an increase in the market value of our shares over time. Thus, for these named executive officers who have responsibility for our overall business operations and strategy, the Compensation Committee determined that basing their performance-based bonuses (which can potentially be the most significant portion of the named executive officer’s total compensation) on growth in adjusted EPS is appropriate. This methodology remains in effect for each of these named executive officers through fiscal 2009 and involves the following calculation:

•	Determination of the prior fiscal year’s adjusted EPS;

•	Determination of the current fiscal year’s adjusted EPS; and

•	Calculating the percentage change in adjusted EPS.

Adjusted EPS is used because the Compensation Committee believes that the adjustments provide a better evaluation of the Company’s operating performance, because the adjustments take into account specific events that may distort the Company’s performance in a specific performance period. The adjustments made reflect the elimination of the net income effect of the following items:

•	Non-cash intangible asset impairment charges and write-downs on investments to realizable values;

•	Gains or losses on the sale or other disposition of businesses or investments;

•	Items classified as “extraordinary items”;

•	The impact of changes in accounting in the fiscal year of such change (with the intent being to measure adjusted EPS in each fiscal year on the same bases of accounting);

•	Costs of material business restructurings, reorganizations and relocations; and

•	Gains and losses from capital and debt issuances and retirements.

In this manner, executives are not unduly influenced in their decision making, because they will neither benefit nor be penalized as a result of certain unanticipated and uncontrollable events that may positively or negatively affect EPS in the short term.

The Compensation Committee has determined a pre-established range of the percentage change in adjusted EPS calculation with corresponding bonus payment levels for each of Messrs. K.R. Murdoch, Chernin and DeVoe. These ranges are set forth in Footnote (a) to the Grants of Plan-Based Awards Table below. Although this methodology is based upon adjusted EPS on an annual basis, the fact that these EPS Bonus guidelines are in place for each of Messrs. K.R. Murdoch, Chernin and DeVoe over multiple years encourages them to look to the long-term performance of the Company. For purposes of pay parity, the EPS Bonus guidelines are the same for each of Messrs. K.R. Murdoch and Chernin. Based on the percentage change in adjusted EPS calculation, Messrs. K.R. Murdoch and Chernin could receive an EPS Bonus of between $0 and $25 million in a particular fiscal year, and Mr. DeVoe could receive an EPS Bonus of between $0 million and $7 million in a particular fiscal year. These annual EPS Bonuses are awarded following the Compensation Committee’s certification that the performance goals upon which these EPS Bonuses are based have been attained. The Compensation Committee determined to pay the EPS Bonuses in cash to Mr. K.R. Murdoch and in a combination of cash and cash-settled restricted stock units (“RSUs”) to Messrs. Chernin and DeVoe, as reflected in the Summary Compensation Table and its associated footnotes below. Any portion of the EPS Bonus paid in cash must be paid no later than ninety days after the applicable fiscal year end or within ten days after the Company’s earnings for the applicable fiscal year are publicly released. If any portion of the EPS Bonus is paid in cash-settled RSUs, the number of cash-settled RSUs awarded is determined by dividing the amount of any EPS Bonus allocated to cash-settled RSUs by the average of the closing price of our Class A Common Stock on the New York Stock Exchange for the twenty day trading period ending on the date prior to the date on which the cash portion of the bonus is paid.

The Compensation Committee determined to pay Mr. K.R. Murdoch’s EPS Bonuses in cash because, as the Company’s largest stockholder and his long history with the Company, it believes that his interests were already significantly aligned with those of our stockholders and it is unlikely that he will leave the Company during his working career. For Messrs. Chernin and DeVoe, the Compensation Committee approved payment of their EPS Bonuses in a mix of cash and cash-settled RSUs that vest over the term of their employment agreements. These unvested cash-settled RSUs are eligible to receive dividend payments when and on the same basis as dividends declared and paid on our Class A Common Stock. The RSUs serve as a retention tool because, except in certain limited circumstances, Messrs. Chernin and DeVoe must remain with the Company through the term of their employment agreements to receive their full value. In addition, by paying a portion of their EPS Bonuses in RSUs, these named executive officers have an increased equity interest in the Company, which further encourages decision making that will drive long-term results for the Company. RSUs provide a direct alignment between the interests of our stockholders and the named executive officers.

Based on the above calculation, the Compensation Committee determined that the adjusted EPS percentage increase from fiscal 2006 to fiscal 2007 was 21.59% and approved a fiscal 2007 EPS Bonus of $15,759,000 for each of Messrs. K.R. Murdoch and Chernin and $5,159,000 for Mr. DeVoe pursuant to their agreements with the Company.

As discussed in more detail below in the “Our Long-Term Incentive Plan” section, the Compensation Committee granted awards under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) to executives responsible for the Company’s various business units that are conditioned upon the achievement of pre-determined fiscal 2007 operating profits goals for their respective business units. Pursuant to the terms of their employment agreements, Messrs. Chernin and DeVoe are entitled to participate in broad-based equity grants under the LTIP. In August 2007, the Compensation Committee determined that the Company as a whole had achieved its operating profit goals for fiscal 2007 and, therefore, pursuant to their employment agreements, the Compensation Committee determined to make an award of time-vested, cash-settled RSUs under the LTIP in an amount equal in value to $4,050,000 for Mr. Chernin and $1,426,875 for Mr. DeVoe, which amounts are 50% of their respective annual base salaries. For purposes of pay parity with Mr. Chernin, the Compensation Committee determined to also award Mr. K.R. Murdoch time-vested, cash-settled RSUs in an amount equal in value to $4,050,000. In determining the number of RSUs to grant these named executive officers, the Compensation Committee used a similar formula as that used for the business unit executives which is discussed in more detail below. Therefore, in August 2007, the Compensation Committee awarded 186,292 cash-settled RSUs to each of Messrs. K.R. Murdoch and Chernin and 65,633 cash-settled RSUs to Mr. DeVoe. Twenty-five percent of these RSUs vested on August 15, 2007, with the remaining balance vesting in three equal annual installments over the next three years. These RSUs are not eligible to receive dividend payments. The

Compensation Committee believes that these LTIP awards serve its compensation objectives because the payment of the awards in time-vested, cash-settled RSUs further encourages a longer term view of the Company’s performance and promotes retention.

Together, the EPS Bonus and the fiscal 2007 LTIP award, represented approximately 70% of each of Messrs. K.R. Murdoch, Chernin and DeVoe’s total compensation awarded, respectively, for fiscal 2007.

The Compensation Committee currently intends to continue to grant performance-based equity awards under the LTIP to certain of its executives, including the named executive officers, on an annual basis. Such awards may be discretionary or based on pre-determined performance goals, including, but not limited to, operating profit, adjusted operating profit and adjusted EPS.

Under the terms of his employment agreement, Mr. Ailes is entitled to an annual performance-based bonus, which is based solely upon the financial performance of the FOX News Channel. Similar to how Messrs. K.R. Murdoch, Chernin and DeVoe are responsible for the overall financial performance of the Company, Mr. Ailes is directly responsible for FOX News Channel’s operating results. Therefore, the Compensation Committee chose FOX News Channel’s earnings before interest, tax, depreciation and amortization (“EBITDA”) as the objective financial performance measure to determine Mr. Ailes’ performance-based bonus (the “FOX News Channel Bonus”). The amount that Mr. Ailes will receive for his FOX News Channel Bonus in any fiscal year during the term of his agreement is tied to a performance range of FOX News Channel’s EBITDA for that fiscal year. These ranges were approved and separately conveyed to Mr. Ailes by the Compensation Committee in fiscal 2007. The Compensation Committee established EBITDA ranges that were designed to reward Mr. Ailes for achieving significant growth in FOX News Channel’s EBITDA. The Compensation Committee intended these ranges to be achievable by FOX News Channel; however, the high end of the EBITDA range assumed FOX News Channel’s attainment of over 75% growth in EBITDA over the term of the employment agreement, which it believed is an extremely high level of performance. Because of previous time-vested equity awards granted to Mr. Ailes, the Compensation Committee determined that Mr. Ailes’ interests were sufficiently aligned with stockholders in the long-term and that there was already a significant retention feature in Mr. Ailes’ total compensation package, and therefore determined to pay Mr. Ailes’ FOX News Channel Bonus in cash. Pursuant to this arrangement, the Compensation Committee awarded Mr. Ailes a FOX News Channel Bonus in the amount of $3,000,000 in cash for fiscal 2007, reflecting FOX News Channel’s performance in fiscal 2007 which was at the high end of the EBITDA range. Mr. Ailes’ FOX News Channel Bonus represented approximately 33% of his total compensation awarded for fiscal 2007. Pursuant to his employment agreement, Mr. Ailes is also entitled to receive bonuses in the form of shares of our Class A Common Stock upon the achievement of certain milestones associated with the FOX Business Network, which are more thoroughly described in the section entitled “Employment Agreements” below.

Merit-Based Bonuses

In certain circumstances, the Compensation Committee believes that it is appropriate to award certain named executive officers merit-based bonuses, which are based on annual performance.

Under the terms of Mr. Ailes employment agreement, he receives a minimum, annual merit-based bonus of $1 million in cash, which he received for fiscal 2007.

For fiscal 2007, the Compensation Committee awarded Mr. Jacobs a cash, merit-based bonus of $1,250,000. The Compensation Committee also awarded Mr. Jacobs 32,198 time-vested, stock-settled RSUs under the LTIP, which represents 50% of Mr. Jacobs’ base salary. The Compensation Committee determined that the cash bonus and the award of RSUs were appropriate due to Mr. Jacobs’ leadership of the Company’s legal affairs and because, due to the nature of Mr. Jacobs’ position as Group General Counsel, he does not receive a performance- based bonus that is linked to the operational performance of the Company similar to those received by the other named executive officers.

Retirement Benefits

Our defined-benefit pension plans serve as an important retention tool. In addition to a broad-based, tax-qualified pension plan, we also administer the News America Incorporated Supplemental Executive Retirement Plan, or SERP, in which certain executives who earn more than $225,000 a year are eligible to participate. The SERP increases the retirement benefits of its participants above the amounts available under our broad-based plan. Generally, the compensation limit for the SERP is capped at $325,000. As an additional retention incentive, Messrs. K.R. Murdoch, Chernin, DeVoe and Jacobs participate in the Company’s Individual Supplemental Employee Retirement Agreement Plan (“ISERA”), which provides enhanced benefits to a select group of the Company’s top executives. The ISERA raises the compensation limit of the SERP to $2 million for Messrs. K.R. Murdoch, Chernin and DeVoe and to $1 million for Mr. Jacobs. The ISERA also provides enhanced retirement health benefits to the participating executives and their spouses. Although Mr. Ailes does not participate in the ISERA, his employment agreement provides for enhanced post-retirement healthcare benefits. The SERP and the ISERA are unfunded, unsecured obligations of the Company and are non-qualified for tax purposes. For additional information on these arrangements and plans, please see the Pension Benefits Table and the Potential Payments Upon Termination Table, together with their accompanying footnotes, below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with the Company’s overall compensation philosophy. Perquisites constitute a very small percentage of each of the named executive officer’s total compensation package. Some perquisites are intended to serve a specific business need for the benefit of the Company; however, it is understood that some may be used for personal reasons as well.

For safety and security reasons, Messrs. K.R. Murdoch, Chernin, DeVoe and Ailes are required to use the Company aircraft for all travel. We also provide automobiles for certain of our named executive officers. In addition, pursuant to the terms of Mr. Ailes’ employment agreement, we provide him personal security services in connection with his business responsibilities. Also, Mr. Chernin is provided with supplemental executive life insurance. The perquisites received by each named executive officer in fiscal 2007, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Severance and Change in Control Arrangements

Certain of the named executive officers’ employment agreements provide for benefits upon the named executive officer’s separation from the Company, which are more fully described in the section entitled “Employment Agreements” below. None of the named executive officers’ employment agreements contains provisions relating to a change in control of the Company. However, as negotiated under Mr. Chernin’s employment agreement, if Mr. K.R. Murdoch is no longer the CEO of the Company, Mr. Chernin may terminate his employment agreement and be entitled to the severance payable upon his resignation for “good reason” as defined in his employment agreement. These severance provisions are more thoroughly described in the section entitled “Employment Agreements” and in the Potential Payments Upon Termination Table below.

Recoupment of Previously Paid Named Executive Officer Performance-Based Bonuses

In August 2007, the Board of Directors adopted a policy regarding the recoupment of performance-based bonuses paid to the named executive officers in the event of certain financial restatements. Under the policy, the Company will require reimbursement, to the extent permitted by governing law and any employment arrangements, of the excess of any performance-based bonus paid to an executive officer where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

•	in the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and

•	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the named executive officer’s performance-based bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits to $1 million the U.S. federal tax deductibility of compensation (including stock options and RSUs) paid in one year to the named executive officers (other than, pursuant to recent Internal Revenue Service pronouncements, Mr. DeVoe, our Chief Financial Officer). The deductibility of non-qualified deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to this limitation. Performance based compensation (including if such compensation is paid stock options and RSUs) is also subject to an exception under Section 162(m), provided such compensation meets certain requirements, including stockholder approval.

The Compensation Committee strives to provide the named executive officers with a compensation package that will preserve the deductibility of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

Section 409A of the Internal Revenue Code

The American Jobs Act of 2004 added Section 409A to the Code and significantly changed the tax rules governing non-qualified deferred compensation arrangements. The Compensation Committee, together with our management, will continue to review the provisions of Section 409A of the Code and its rules and regulations, and is evaluating how to comply and to adapt its various deferred compensation arrangements to them.

Our Long-Term Incentive Plan

We use equity awards to recognize performance of certain Company executives who drive the development and execution of our business strategies. The primary purposes of these equity awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive stockholder return, to foster stock ownership and to promote retention.

The Company historically awarded stock options and stock appreciation rights to its key employees, including the named executive officers. However, in July 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” which we refer to as SFAS 123R. SFAS 123R requires that the Company recognize in its consolidated financial statements the cost of all share-based awards, including stock options, which the Company was not previously required to do. In light of the adoption of SFAS 123R, the Compensation Committee was concerned that the Company’s long-term compensation objectives were not being addressed by the Company’s then existing News Corporation 2004 Stock Option Plan, or 2004 Plan, because the actual expense of the stock options to the Company might not be in line with their perceived value or their incentive value to our employees. In addition, the 2004 Plan only provided for the grant of stock options and the Compensation Committee sought to have greater flexibility in the type of equity awards that it could grant principally to our employees and directors to more closely reflect current equity compensation practices at comparably sized companies. Thus, with advice from the Compensation Committee’s compensation consultant, the Board of Directors adopted, and our stockholders approved, the News Corporation 2005 Long-Term Incentive Plan, which we refer to as the LTIP. The purpose of the LTIP is to benefit and advance the interests of the Company and its stockholders by making awards to certain employees and directors as an additional incentive for them to make contributions to the Company’s financial success. The LTIP allows for the award of stock options to purchase shares of our Class A Common Stock, stock appreciation rights, restricted and unrestricted shares of Class A Common Stock, RSUs, dividend equivalents, performance awards and other equity-related awards and cash-payments.

Since the adoption of the LTIP, the Compensation Committee has made performance-based and discretionary awards that are settled in time-vested RSUs, because RSUs are generally less dilutive to the Company’s outstanding equity than stock options and the Compensation Committee believes that RSUs provide a stronger retention incentive to the grantees and further links their interests with our stockholders’ interests. In addition, RSUs provide guaranteed value to the grantees regardless of the performance of our stock. The RSUs typically vest over four years and are generally subject to continued employment with the Company.

During the first quarter of each fiscal year, the Compensation Committee approves performance targets and the range of equity awards payable upon the achievement of those targets for that fiscal year. Occasionally, the Compensation Committee will approve one-time grants for particular circumstances, such as upon a hiring, promotion, contract renewal or certain discretionary performance-based achievements. In structuring our equity incentive program and determining the type and amounts of each award, we consider the impact the equity awards will have on our operating results, and we strive to achieve an appropriate balance between the impact on our financial operating results and our compensation objectives.

In fiscal 2007, the Compensation Committee approved a broad-based program under which a group of executives responsible for various business units within the Company had the opportunity to earn a grant of RSUs under the LTIP. These fiscal 2007 LTIP awards were conditioned upon the attainment of pre-determined operating profit goals for fiscal 2007 by the executive’s particular business unit. If the actual fiscal 2007 operating profit of the executive’s business unit as compared to its pre-determined target operating profit was within a certain performance goal range that was approved by the Compensation Committee, the executive was entitled to receive a grant of RSUs under the fiscal 2007 LTIP award. Following the end of the 2007 fiscal year, the Company determined the degree to which the operating profit goals were obtained. To the extent that it was determined that the business unit’s actual fiscal 2007 operating profit fell within the performance goal range, the executive received a percentage of his or her annualized base salary, ranging from 0% to 100%, in time-vested RSUs representing shares of our Class A Common Stock. The number of RSUs awarded to an executive in satisfaction of a fiscal 2007 LTIP award was determined by dividing the value of the award by the average closing price of our Class A Common Stock on the New York Stock Exchange for the twenty-day trading period ending on August 8, 2007. The RSUs are generally payable in shares of our Class A Common Stock. In fiscal 2008, approximately 3.9 million RSUs were issued in connection with these fiscal 2007 LTIP awards, twenty-five percent of which vested on August 15, 2007, with the remaining balance vesting in three equal annual installments over the next three years. The fiscal 2007 LTIP awards, as well as the vesting of the RSUs granted under those awards, are generally conditioned upon the executive’s continued employment with the Company. The Compensation Committee believes that this combination of the performance feature of fiscal 2007 LTIP award and RSUs award best serves our compensation objectives because the performance feature focuses on business priorities by clearly communicating to the executives what we believe is most important in driving business performance and ultimately creating value for our stockholders, and the time-vested RSU component further fosters stock ownership, encourages a longer term view of the Company’s performance and promotes retention.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and this proxy statement.

THE COMPENSATION COMMITTEE:

Andrew S.B. Knight (Chairman)
Sir Roderick I. Eddington
Thomas J. Perkins
John L. Thornton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following non-executive directors: Andrew S.B. Knight (Chairman), Sir Roderick I. Eddington, Thomas J. Perkins and John L. Thornton, all of whom the Board has determined are independent in accordance with the New York Stock Exchange’s listing standards. There are no interlocking relationships as defined in the applicable Securities and Exchange Commission rules.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Year Ended June 30, 2007

The following table sets forth information with respect to total compensation for the fiscal year ended June 30, 2007 for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, the “named executive officers”) who served in such capacity on June 30, 2007.

Named Executive Officer and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)(e)	All Other Compensation (f)	Total
K. Rupert Murdoch Chairman and Chief Executive Officer	2007	$8,100,000	$—	$1,012,500	$—	$15,795,000	$6,872,000	$356,175	$32,135,675

Peter Chernin President and Chief Operating Officer	2007	$8,100,000	$—	$12,902,837	$1,245,396	$10,397,500	$1,108,909	$230,936	$33,985,578

David F. DeVoe Senior Executive Vice President and Chief Financial Officer	2007	$2,853,750	$—	$3,230,640	$622,697	$4,079,500	$790,000	$153,313	$11,729,900

Roger Ailes Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television	2007	$5,000,000	$1,000,000	$1,627,662	$—	$3,000,000	$56,000	$210,951	$10,894,613

Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel	2007	$1,400,000	$1,250,000	$856,231	$—	$—	$556,000	$21,150	$4,083,381

(a)	The amounts set forth in the Stock Awards column represent the value of RSU awards recognized for financial statement reporting purposes for fiscal 2007, as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions.
(b)	The amounts set forth in the Option Awards column represent the value of stock appreciation rights (“SARs”) recognized for financial statement reporting purposes for fiscal 2007 as computed in accordance with SFAS 123R using the Black-Scholes option pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 13 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007. The discussion in the Company’s fiscal 2007 audited consolidated financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and Non-Employee Directors.
(c)	The amounts set forth in the Non-Equity Incentive Plan Compensation column represent the cash portion of Messrs. K. R. Murdoch, Chernin and DeVoe’s fiscal 2007 EPS Bonuses and Mr. Ailes’s fiscal 2007 FOX News Channel Bonus. For additional information regarding these bonuses, see “Compensation Discussion and Analysis—Performance-Based Bonuses.”
(d)

The values reported are theoretical as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2006 and June 30, 2007. The change in pension value from year to year as reported in the Summary Compensation Table is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given fiscal year. The change in pension value is attributable to the following:

	Change in Pension Value From Fiscal 2006 to Fiscal 2007
Named Executive Officer	Pension Plan	Due to One Year Accrual	Due to Assumption Changes	Total
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	$214,000	$89,000	$303,000
	Individual Supplemental Executive Retirement Plan	4,100,000	2,469,000	6,569,000

				$6,872,000

Peter Chernin	Fox Pension Plan	$9,000	$7,000	$16,000
	News America Incorporated Employees’ Pension and Retirement Plan	30,000	7,000	37,000
	News America Incorporated Supplemental Executive Retirement Plan	20,000	6,000	26,000
	Individual Supplemental Executive Retirement Plan	398,000	431,000	829,000

				$908,000

David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	$59,000	$22,000	$81,000
	News America Incorporated Supplemental Executive Retirement Plan	25,000	11,000	36,000
	Individual Supplemental Executive Retirement Plan	193,000	480,000	673,000

				$790,000

Roger Ailes	Fox Pension Plan	$(3,000)	$4,000	$1,000
	News America Incorporated Employees’ Pension and Retirement Plan	31,000	7,000	38,000
	News America Incorporated Supplemental Executive Retirement Plan	11,000	6,000	17,000

				$56,000

Lawrence A. Jacobs	News America Incorporated Employees’ Pension and Retirement Plan	$27,000	$7,000	$34,000
	News America Incorporated Supplemental Executive Retirement Plan	14,000	4,000	18,000
	Individual Supplemental Executive Retirement Plan	374,000	130,000	504,000

				$556,000
(e)	Mr. Chernin’s amount includes earned interest on deferred compensation in excess of 120% of the long-term applicable federal rate determined pursuant to the SEC rules in the amount of $200,909 for the fiscal year ended June 30, 2007.
(f)	All Other Compensation paid in the fiscal year ended June 30, 2007 is comprised of the following:

	K. Rupert Murdoch	Peter Chernin	David F. DeVoe	Roger Ailes(1)	Lawrence A. Jacobs
Perquisites
Personal Use of Corporate Aircraft	$337,427	$177,164	$146,563	$—	$—
Personal Use of Corporate Car/Car Allowance	11,998	25,622	—	148,579	14,400
Personal Security	—	—	—	55,622	—
Country Club Dues	—	21,400	—	—	—
Company Contributions to 401(k) Plan	6,750	6,750	6,750	6,750	6,750

Total	$356,175	$230,936	$153,313	$210,951	$21,150

(1)	The Company provides security services to Mr. Ailes in connection with his business responsibilities. Although included in the amount of Mr. Ailes’ All Other Compensation, the Company considers the cost of the personal security to be a business expense and not a personal benefit to Mr. Ailes.

Employment Agreements

Summary of K. Rupert Murdoch’s Letter Agreement

On July 28, 2005, the Company entered into a letter agreement with Mr. K.R. Murdoch establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, and 2007 and the fiscal years ending June 30, 2008 and 2009 to be awarded under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, please see the section entitled “Compensation Discussion & Analysis—Performance Based Bonuses.”

Summary of Peter Chernin’s Employment Agreement

News America Incorporated, a wholly owned subsidiary of the Company (“NAI”), entered into an Amended and Restated Employment Agreement with Mr. Peter Chernin, the Company’s President and Chief Operating Officer, effective August 1, 2004 and expiring on June 30, 2009. NAI and Mr. Chernin subsequently agreed to amend the employment agreement on August 10, 2005, September 8, 2005 and August 8, 2006. Set forth below is a description of the employment agreement as amended. Mr. Chernin’s agreement provides that he will receive a base salary of $3,800,000 per year. Mr. Chernin is also eligible to receive an annual performance-based bonus based on the Company’s achievement of financial performance targets. For the fiscal years ended June 30, 2005 and 2006, the terms of Mr. Chernin’s annual performance-based bonus were set forth in his employment agreement. For the fiscal year ended June 30, 2007 and the fiscal years ending June 30, 2008 and 2009, the Compensation Committee has determined annual performance-based bonus criteria for Mr. Chernin pursuant to the LTIP, which bonus shall be payable pursuant to the terms of Mr. Chernin’s employment agreement. If the Compensation Committee certifies that the performance criteria have been met, Mr. Chernin’s bonus will be determined by (i) calculating the percentage change in Adjusted Earnings Per Share (as defined in the employment agreement) of the Company for the fiscal year then ended and (ii) then determining the Required Amount (as defined in the employment agreement) of bonus payable in amounts ranging from $0 to $25 million based on guidelines in the agreement setting forth the required bonus amount for the corresponding percentage change in Adjusted Earnings Per Share. The first $5 million of the annual performance-based bonus will be payable in cash and the remaining balance will be payable one-half in cash and the other half in RSUs (paid in two equal annual installments for the fiscal year ended June 30, 2007 and one annual installment for the fiscal year ending June 30, 2008). The RSUs may be paid, at the Company’s discretion, in shares of Class A Common Stock or in cash equal to the value of the shares of Class A Common Stock subject to such RSUs. The number of RSUs to be delivered is equal to the applicable value divided by the Average Market Price (as defined in the employment agreement) of Class A Common Stock. Any bonus earned for the period ending June 30, 2009 will be payable solely in cash.

Pursuant to Mr. Chernin’s employment agreement, in August 2004, Mr. Chernin received a grant of stock appreciation rights on 500,000 shares of Class A Common Stock which vest as to 25% on each anniversary date after the date of grant. In addition, Mr. Chernin is also eligible to receive grants of annual equity-based awards in the form of stock, stock options or other stock-related grants in amounts equal to and on terms at least as favorable as grants made to other Company executives. Mr. Chernin may participate in the Company’s pension and welfare plans that are applicable to the Company’s senior executives, which generally include retirement plans, SERP, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plans and any plan or program providing fringe benefits or perquisites to the Company’s executive officers. In addition to these pension and welfare benefits, Mr. Chernin was entitled to monthly Company contributions of $41,667 through November 15, 2004 to a pension account, which earns a guaranteed annual rate of return and, commencing on August 1, 2004, a savings account with monthly Company contributions of $358,334, which both shall be fully vested at all times. The funds in the savings account are maintained in a grantor trust formed to hold the amounts described in Section 5(c) of the employment agreement. Mr. Chernin directs the investment of the assets in the grantor trust and their value fluctuates in accordance with the investment performance. The assets in the grantor trust are unsecured funds of the Company and may be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. The pension and savings account shall be paid in cash in a lump sum to Mr. Chernin upon his termination of employment with the Company or at a time otherwise elected by Mr. Chernin in accordance with procedures developed by the Company. Pursuant to the terms of his employment agreement, the Company will pay premiums under Mr. Chernin’s existing variable universal life insurance policies with a death benefit of $5 million. Mr. Chernin is also entitled to reimbursement, in accordance with the policies of the Company, for travel and other expenses incurred in his performance of the Company’s business, including, to the extent available, use of the Company jet for business travel.

If Mr. Chernin’s employment is terminated by the Company for cause, by reason of death or if Mr. Chernin resigns without good reason (as defined in the employment agreement), he is entitled to receive (i) a payment equal to his base salary accrued through the date of such termination or resignation, (ii) a payment of the pro-rata portion of his annual bonus, (iii) a payment of any bonus earned but not yet paid for any period ending prior to the date of such termination or resignation, (iv) a payment of the total accrued amount in Mr. Chernin’s pension account and savings account (as defined in the employment agreement), (v) a grant of stock appreciation rights or other equity-based awards that he may be eligible to receive prior to the date of such termination or resignation to the extent not yet granted and (vi) other benefits, such as enhanced SERP benefits, lifetime medical and life insurance and lifetime health and welfare benefits. Unvested equity awards would be forfeited upon such termination unless Mr. Chernin elects to enter into a post-termination production agreement; provided, however, in the event of Mr. Chernin’s death, he would be entitled to full vesting and exercisability of any outstanding unvested stock appreciation rights, stock options and other equity-based awards granted to him prior to, on or after such death, and the ability to exercise such stock appreciation rights, or options for their full ten-year terms, as well as payment of all RSUs. Good reason is defined under the employment agreement to include, among other things: any material reduction in Mr. Chernin’s benefits under any employee benefit plan or any material reduction in fringe benefits and perquisites provided to Mr. Chernin (unless failure to reduce such benefits would constitute a violation of applicable law); the assignment to Mr. Chernin of any duties inconsistent with his positions, duties and status with the Company; a change in Mr. Chernin’s reporting responsibilities, title or offices; and if any person other than Mr. K.R. Murdoch is Chairman and Chief Executive Officer of the Company. If Mr. Chernin terminates his employment without good reason to become the chief executive officer of another company engaged in material business that is competitive (as defined in the employment agreement) with the business conducted by the Company and such company is not a listed company and its direct or indirect parent is a listed company, the Company and its affiliates will have no claim for damages against Mr. Chernin or any other person or entity if Mr. Chernin has provided six months notice to the Company and obtained the consent of the Chairman.

If Mr. Chernin’s employment is terminated by the Company without cause, for reason of disability, or if Mr. Chernin resigns for good reason, he is entitled to receive the payments listed as (i) through (v) in the paragraph above in addition to: (a) full vesting and exercisability of outstanding unvested stock appreciation rights, stock options and other equity-based awards granted to him prior to, on or after his termination, and the ability to exercise such stock appreciation rights or stock options for their full ten-year term, as well as payment of all RSUs, (b) a lump sum cash amount of $40,000,000, (c) payment of all RSUs paid in accordance to the terms of the employment agreement and (d) other benefits, such as continued medical, disability, dental and life insurance coverage. If Mr. Chernin becomes subject to golden parachute excise taxes, the Company will pay him a “Gross-up Amount” (as defined in the employment agreement).

Within 30 days following the termination of Mr. Chernin’s employment for any reason (including for cause), except due to death or if Mr. Chernin resigns after declining to replace Mr. K.R. Murdoch as Chief Executive Officer of the Company (a “CEO Termination”) or he becomes a full-time employee of an entity that derives more than 10% of its revenue from film or television production, Mr. Chernin may require that the Company enter into a six-year motion picture production agreement and a six-year television production agreement with him. The motion picture production agreement will provide for the purchase by the Company of at least two motion pictures per year, and both the motion picture and television production agreements will contain terms relating to guarantees, fees and compensation at least as favorable as the most favorable agreements entered into by the Company and any other producer prior to the effective date of the employment agreement. Both production agreements will provide the Company with the first look with respect to any television programming or motion picture projects developed thereunder. During the term of the production agreements, Mr. Chernin’s equity awards under his employment agreement will continue to vest or be paid out on their original schedule and Mr. Chernin will continue to receive credit for age and service for the purposes of post-retirement benefits. During the term of his employment agreement and for one year thereafter, Mr. Chernin may not induce any employee of the Company or its affiliates to leave his or her employment or to provide services for any other person or entity.

Summary of David F. DeVoe’s Employment Agreement

On March 8, 2005, NAI entered into an employment agreement with Mr. David F. DeVoe, the Company’s Senior Executive Vice President and Chief Financial Officer, effective as of November 15, 2004 and expiring on November 14, 2009. Under his employment agreement, Mr. DeVoe will continue to serve as Senior Executive Vice President and Chief Financial Officer of the Company, as well as Senior Executive Vice President and Chief Financial Officer of both NAI and FEG. Mr. DeVoe will also continue to serve as a Director on the Boards of Directors of the Company, NAI and FEG.

Pursuant to the terms of his employment agreement, Mr. DeVoe will receive a base salary at an annual rate of not less than $2,503,750 and will be eligible to receive an annual bonus. Mr. DeVoe will be entitled to participate in incentive or benefit plans or arrangements presently in effect or to be adopted by the Company applicable to senior executives of the Company, NAI or FEG, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any profit sharing, pension, group medical, dental disability and life insurance or other similar benefits plan (collectively, the “Benefits”). Pursuant to the terms of his employment agreement, Mr. DeVoe will be provided with the use of an automobile, and the Company shall pay for the insurance, maintenance, fuel and telephone for such automobile. Pursuant to the terms of his employment agreement, Mr. DeVoe will continue to receive enhanced SERP and welfare benefits in certain events, including in the event of any termination of his employment agreement.

During any period that Mr. DeVoe fails to perform his duties as a result of incapacity and disability, NAI shall continue to pay Mr. DeVoe his full base salary, a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe and the Benefits or payments on account of the Benefits until the Mr. DeVoe returns to his duties or until Mr. DeVoe’s employment is terminated.

If Mr. DeVoe’s employment agreement is terminated by reason of his death, NAI will pay directly to his surviving spouse or legal representative of his estate, (i) for a period of one year (commencing with the date of termination) (a) an amount equal to and payable at the same rate as his then current base salary, (b) a minimum annual bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe and (c) the Benefits or payments on account of Benefits and (ii) any payment Mr. DeVoe’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to Mr. DeVoe or maintained by the Company.

If Mr. DeVoe’s employment is terminated for cause (as defined in the employment agreement), Mr. DeVoe will be entitled to receive his full base salary, a minimum bonus equal to the average of the two immediately preceding annual bonuses paid to Mr. DeVoe and the Benefits or payment on account of the Benefits through the date of termination from employment.

If Mr. DeVoe’s employment is terminated other than for disability, death or cause or if Mr. DeVoe terminates his employment due to (i) a breach of the employment agreement by NAI, which, if curable, is not cured within 20 days after written notice specifying such breach is given or (ii) the requirement that Mr. DeVoe be based outside the New York metropolitan area, Mr. DeVoe will be entitled to receive the compensation and other payments and Benefits through the term of his employment agreement and in the same manner as though he continued to be employed under the terms of his employment agreement. For this purpose, compensation will include a minimum annual bonus equal to the average of the two immediately preceding bonuses paid to

Mr. DeVoe. In addition, Mr. DeVoe will not be required to seek or accept other employment during the term of his employment agreement and any amounts earned from any other employment during the term of his employment agreement will not reduce or otherwise affect the payments due to Mr. DeVoe.

The employment agreement provides that, if, in the future, the Company, NAI or FEG enters into agreements with their senior executives for the purpose of providing such executives with severance benefits in the event of a change of control of the Company, NAI or FEG, then the Company, NAI or FEG will enter into an agreement with Mr. DeVoe which affords him comparable benefits.

In addition, on July 28, 2005, the Company entered into a letter agreement with Mr. DeVoe establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, and 2007 and the fiscal years ending June 30, 2008 and 2009 to be made under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, please see the section entitled “Compensation Discussion & Analysis—Performance Based Bonuses.”

Summary of Roger Ailes’s Employment Agreement

On December 16, 2005, NAI and Roger Ailes entered into an Amended and Restated Employment Agreement effective as of August 15, 2005 and expiring on August 14, 2010. NAI and Mr. Ailes subsequently agreed to amend the employment agreement on February 27, 2007. Set forth below is a description of the employment agreement as amended. Under the terms of his employment agreement, Mr. Ailes will serve for a five year term as Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network (the “Business Network”), Chairman of Fox Television Stations (“FTS”) and Twentieth Television and Editor-in-Chief of FOXNews.com. Each of the News Channel, the Business Network, FTS, Twentieth Television and FOXNews.com are subsidiaries of the Company.

Pursuant to the terms of his employment agreement, Mr. Ailes shall receive a base salary at an annual rate of $5,000,000 and an annual bonus of at least $1,000,000. Mr. Ailes will also be eligible to receive annual performance-based bonuses based on the EBITDA of the FOX News Channel. Pursuant to the terms of his employment agreement, the FOX News Channel Bonus payable to Mr. Ailes for each fiscal year during the term of his employment agreement is based on a corresponding FOX News Channel EBITDA range established for such fiscal year. The performance-based bonus payable to Mr. Ailes in fiscal 2007 ranges from $0 to $3.0 million, with the high end of the range increasing each year up to $6.5 million in the final fiscal year of his employment agreement.

Upon signing of his employment agreement, Mr. Ailes received a one-time grant of 333,333 RSUs (“Bonus RSUs”), which vest in five, equal annual installments, beginning on August 15, 2006. The Bonus RSUs may be paid, at the Company’s discretion, in shares of Class A Common Stock, in cash equal to the value of the shares of Class A Common Stock subject to the Bonus RSUs or in a combination of cash and shares of Class A Common Stock. In addition, Mr. Ailes will be entitled to receive bonus shares of Class A Common Stock as performance-based compensation upon the occurrence of certain milestones relating to the Business Network.

Pursuant to the terms of his employment agreement, Mr. Ailes will be entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company. In addition, Mr. Ailes will be entitled to participate in, and the Company will pay for, group medical, dental, disability and life insurance and other similar benefit plans presently in effect or to be adopted by the Company that is applicable to the highest level of senior executives of the Company during his lifetime.

The employment agreement provides Mr. Ailes with the use of an automobile and driver, use of the Company jet or charter jet for business travel and security services.

If Mr. Ailes’s employment is terminated by reason of his death, his estate or beneficiaries shall be entitled to: (i) his base salary through the date of death; (ii) the full minimum bonus for the fiscal year in which his death occurs and one-half of the minimum bonus for the next fiscal year; (iii) exercise any stock options, including any unvested stock options which shall immediately vest as of the date of death, for a period of twelve months following the date of death; (iv) payment of any unvested Bonus RSUs and Bonus Stock; and (v) any other or additional benefits in accordance with applicable plans or programs of the Company.

If Mr. Ailes’s employment is terminated by reason of his disability (as defined in the employment agreement), he shall be entitled to: (i) his base salary through the one year anniversary of the date of termination; (ii) the full minimum bonus for the fiscal year in which termination occurs and one-half of the minimum bonus for the next fiscal year; (iii) the right to exercise any stock options, including any unvested stock options which shall immediately vest as of the date of termination, for a period of twelve months following the date of termination; (iv) payment of any unvested Bonus RSUs and Bonus Stock; (v) continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination in accordance with the terms of such plans; and (vi) any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes’s employment is terminated for cause (as defined in the employment agreement), Mr. Ailes shall be entitled to receive his full base salary through the date of termination.

If Mr. Ailes’s employment is terminated other than for death, disability or cause, Mr. Ailes will be entitled to: (i) his base salary plus the applicable minimum bonus for the period from the date of termination to the end of the original term of the employment agreement (discounted 8% per annum); (ii) a payment equal to one-half of each of the high end target FOX News Channel Bonus payments for the period from the date of termination to the end of the original term of the employment agreement; (iii) the right to exercise any stock options, including any unvested stock options which shall immediately vest as of the date of termination, for a period of twelve months following the date of termination; and (iv) payment of any unvested Bonus RSUs and Bonus Stock.

Summary of Lawrence A. Jacobs’s Employment Agreement

NAI entered into an employment agreement with Mr. Lawrence A. Jacobs, the Company’s Senior Executive Vice President and Group General Counsel, dated as of January 1, 2005 and expiring on December 31, 2009. Under his employment agreement, Mr. Jacobs will also serve as Senior Executive Vice President and Group General Counsel of NAI and FEG. Mr. Jacobs will also serve as a member of the Office of the Chairman of the Company, as well as a member of the Executive Management Committee of the Company. In such capacities, Mr. Jacobs shall have charge and supervision of all legal matters and affairs of the Company, NAI, FEG and their subsidiaries and divisions.

Pursuant to the terms of his employment agreement, Mr. Jacobs will receive a base salary at an annual rate of not less than $1,250,000 and will be eligible to receive a discretionary annual bonus. Mr. Jacobs will be entitled to participate in incentive or benefit plans or arrangements presently in effect or to be adopted by the Company applicable to senior executives of the Company, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any Benefits. Pursuant to the terms of his employment agreement, Mr. Jacobs will be provided with a car allowance in the amount of $1,200 per month. During the term of his employment, Mr. Jacobs is entitled to reimbursement for all expenses reasonably incurred by him in connection with the performance of the Company’s business.

During any period that Mr. Jacobs fails to perform his duties as a result of incapacity and disability, NAI shall continue to pay Mr. Jacobs his full base salary until he returns to his duties or until twelve months after his employment is terminated. In addition, Mr. Jacobs, his surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits on the same terms and conditions as apply to the highest paid group of executives at NAI or the Company.

If Mr. Jacobs’s employment agreement is terminated by reason of his death, NAI will pay directly to his surviving spouse or legal representative of his estate, (i) for a period of one year (commencing with the date of termination) an amount equal to and payable at the same rate as his then current base salary and (ii) any payment Mr. Jacobs’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to Mr. Jacobs or maintained by the Company. In addition, Mr. Jacobs’ surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits on the same terms and conditions as apply to the highest paid group of executives at NAI or the Company.

If Mr. Jacobs’s employment agreement is terminated for cause (as defined in his employment agreement), Mr. Jacobs will be entitled to receive his full base salary through the date of termination.

If Mr. Jacobs’s employment is terminated other than for disability, death or cause or if Mr. Jacobs terminates his employment due to (i) a breach of the employment agreement by NAI, which, if curable, is not cured within 20 days after written notice specifying such breach is given or (ii) the requirement that Mr. Jacobs be based outside the New York metropolitan area, Mr. Jacobs will be entitled to receive the compensation and other payments and Benefits through the term of his employment agreement in the same manner as though he continued to be employed under the terms of his employment agreement. For this purpose, compensation will include a minimum bonus equal to the average of the two immediately preceding bonuses paid to Mr. Jacobs. In addition, Mr. Jacobs will not be required to seek or accept other employment during the term of his employment agreement and any amounts earned from any other employment during the term of his employment agreement will not reduce or otherwise affect the payments due to Mr. Jacobs.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2007

The following table sets forth information with respect to grants of equity awards under the Company’s compensation plans to the named executive officers during the fiscal year ended June 30, 2007.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(a)				Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
K. Rupert Murdoch		$—	(a)	$25,000,000	n/a	n/a	n/a	n/a	n/a	n/a	$—

Peter Chernin		$—	(a)	$25,000,000	n/a	n/a	n/a
	08/10/2006(b)							426,781	n/a	n/a	$8,411,854
	10/18/2006(c)							2,026	n/a	n/a	$42,627
	04/18/2007(c)							1,813	n/a	n/a	$42,751

David F. DeVoe		$—	(a)	$7,000,000	n/a	n/a	n/a
	08/10/2006(b)							85,356	n/a	n/a	$1,682,367
	10/18/2006(c)							405	n/a	n/a	$8,521
	04/18/2007(c)							363	n/a	n/a	$8,560

Roger Ailes		$—	(d)	$3,000,000	n/a	n/a	n/a	n/a	n/a	n/a	$—

Lawrence A. Jacobs		$—	n/a	$—	n/a	n/a	n/a	n/a	n/a	n/a	$—

(a)	With respect to EPS Bonuses, final payouts are based on the following schedule, and as such, there are not specific targets identified. The EPS Bonus amount is determined proportionately within the corresponding year-on-year adjusted EPS percentage change range.

Year-on-Year Adjusted EPS % Change		Messrs. K.R. Murdoch and Chernin EPS Bonus Amount		Mr. DeVoe EPS Bonus Amount
Low	High	Low	High	Low	High
< 25.00%	- 25.00%	$—	$—	$—	$—
- 25.00%	- 12.50%	$—	$4,000,000	$—	$2,000,000
- 12.50%	0.00%	$4,000,000	$5,000,000	$2,000,000	$2,000,000
0.00%	10.00%	$5,000,000	$10,000,000	$2,000,000	$4,000,000
10.00%	20.00%	$10,000,000	$15,000,000	$4,000,000	$5,000,000
20.00%	30.00%	$15,000,000	$20,000,000	$5,000,000	$6,000,000
30.00%	40.00%	$20,000,000	$25,000,000	$6,000,000	$7,000,000
40.00%	> 40.00%	$25,000,000	$25,000,000	$7,000,000	$7,000,000
(b)	This grant represented the portion of the fiscal 2006 EPS Bonus paid in cash-settled RSUs, which began vesting in three equal, annual installments beginning on July 1, 2007. The RSUs granted in relation to the portion of the fiscal 2007 EPS Bonus paid in cash-settled RSUs were issued on August 8, 2007.
(c)	This grant represented cash-settled RSUs issued in satisfaction of dividends payable on the non-vested RSUs awarded for the applicable EPS Bonuses, which vest as follows:

Vesting Date	10/18/2006 Grant		04/18/2007 Grant
	Peter Chernin	David F. DeVoe	Peter Chernin	David F. DeVoe
07/01/2007	811	162	725	146
07/01/2008	810	162	725	145
06/30/2009	405	81	363	72
(d)	This grant represented Mr. Ailes’ fiscal 2007 FOX News Channel Bonus.

Outstanding Equity Awards at June 30, 2007

The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at June 30, 2007, which included vested and unexercised stock options, unvested stock options, vested and unexercised stock appreciation rights, unvested stock appreciation rights and unvested RSUs.

	Option Awards						Stock Awards
Named Executive Officer	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (b)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (c)	Market Value of Shares or Units of Stock That Have Not Vested (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
K. Rupert Murdoch							n/a	n/a	n/a	n/a
	11/15/1999	12,000,000	—	—	$37.36	11/15/2009

Peter Chernin							1,366,913	$28,992,225	n/a	n/a
	11/15/1999	2,500,000	—	—	$18.68	11/15/2009
	05/01/2000	3,000,000	—	—	$30.14	05/01/2010
	08/01/2000	500,000	—	—	$30.82	08/01/2010
	08/30/2001	500,000	—	—	$23.83	08/30/2011
	08/14/2002	500,000	—	—	$13.62	08/14/2012
	08/11/2003	375,000	125,000	—	$16.80	08/11/2013
	08/11/2004	250,000	250,000	—	$15.20	08/11/2014

David F. DeVoe							334,132	$7,086,940	n/a	n/a
	05/01/2000	500,000	—	—	$30.14	05/01/2010
	08/01/2000	120,000	—	—	$30.82	08/01/2010
	08/30/2001	130,000	—	—	$23.83	08/30/2011
	08/11/2003	187,500	62,500	—	$16.80	08/11/2013
	08/11/2004	125,000	125,000	—	$15.20	08/11/2014

Roger Ailes							367,909	$7,803,350	n/a	n/a
	10/12/1998	100,000	—	—	$13.72	10/12/2008
	09/06/1999	100,000	—	—	$17.76	09/06/2009
	08/01/2000	125,000	—	—	$30.82	08/01/2010
	12/03/2001	150,000	—	—	$21.31	12/03/2011
	08/14/2002	175,000	—	—	$13.62	08/14/2012
	08/11/2003	175,000	—	—	$16.80	08/11/2013

Lawrence A. Jacobs							116,625	$2,473,616	n/a	n/a
	08/01/2000	100,000	—	—	$30.82	08/01/2010
	12/03/2001	56,400	—	—	$21.31	12/03/2011
	08/14/2002	93,000	—	—	$13.62	08/14/2012
	08/11/2003	70,000	—	—	$16.80	08/11/2013

(a)	Represents unvested SARS, which vest as follows:

Vesting Date	Peter Chernin	David F. DeVoe
08/11/2007	250,000	125,000
08/11/2008	125,000	62,500

(b)	The exercise prices of all stock options issued prior to fiscal 2005 are denominated in Australian dollars. The U.S. dollar exercise price included in the above table is based on the exchange rate of A$1 to US$0.8491 on June 30, 2007 and is subject to change as the exchange rate between the Australian dollar and the U.S. dollar fluctuates.

(c)	Represents unvested RSUs, which vest as follows:

Vesting Date	Peter Chernin	David F. DeVoe	Roger Ailes	Lawrence A. Jacobs
07/01/2007	285,694	57,139	—	—
08/15/2007	217,500	63,750	33,748	13,875
12/16/2007	—	—	66,667	—
05/25/2008	—	—	—	25,000
07/01/2008	285,691	57,138	—	—
08/15/2008	217,500	63,750	33,748	13,875
12/16/2008	—	—	66,667	—
05/25/2009	—	—	—	25,000
06/30/2009	143,028	28,605	—	—
08/15/2009	217,500	63,750	33,747	13,875
12/16/2009	—	—	66,666	—
05/25/2010	—	—	—	25,000
12/16/2010	—	—	66,666	—

(d)	Calculated using closing price of the Class A Common Stock as reported on the News York Stock Exchange on June 29, 2007 of $21.21.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2007

The following table sets forth information with respect to the exercise of stock options and vesting of RSUs for each of the named executive officers during the fiscal year ended June 30, 2007.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
K. Rupert Murdoch	—	$—	—	$—
Peter Chernin	1,575,000	$13,501,531	359,399	$6,782,348
David F. DeVoe	860,000	$6,379,055	92,131	$1,734,560
Roger Ailes	150,000	$1,772,996	100,414	$2,058,064
Lawrence A. Jacobs	99,800	$1,162,149	38,875	$818,046

Pension Benefits at June 30, 2007

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Named Executive Officer	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	55	$3,031,000	$395,098
	Individual Supplemental Executive Retirement Plan	55	55,365,000	—

			$58,396,000

Peter Chernin	Fox Pension Plan	8	$229,000	$—
	News America Incorporated Employees’ Pension and Retirement Plan	18	219,000	—
	News America Incorporated Supplemental Executive Retirement Plan	18	184,000	—
	Individual Supplemental Executive Retirement Plan	18	11,093,000	—

			$11,725,000

David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	24	$685,000	$—
	News America Incorporated Supplemental Executive Retirement Plan	24	362,000	—
	Individual Supplemental Executive Retirement Plan	24	13,174,000	—

			$14,221,000

Roger Ailes	Fox Pension Plan	5	$122,000	$—
	News America Incorporated Employees’ Pension and Retirement Plan	11	223,000	—
	News America Incorporated Supplemental Executive Retirement Plan	11	183,000	—

			$528,000

Lawrence A. Jacobs	News America Incorporated Employees’ Pension and Retirement Plan	12	$182,000	$—
	News America Incorporated Supplemental Executive Retirement Plan	12	103,000	—
	Individual Supplemental Executive Retirement Plan	12	2,859,000	—

			$3,144,000

Description of Pension Benefits

The Company sponsors the News America Incorporated Employees’ Pension and Retirement Plan (the “Qualified Pension Plan”) which provides retirement benefits to each of the named executive officers and employees of certain U.S. subsidiaries. The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan. Participation in the Qualified Pension Plan begins on January 1 or July 1 following the later of the date on which an eligible employee attains age 21 or completes one full year of service. Under the Qualified Pension Plan, participants become fully vested in their accrued benefit upon completion of five full years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age for service after June 30, 1989 is equal to 1% of monthly compensation times years of service, plus 0.6% of average monthly compensation in excess of average covered compensation times years of service limited to 35 years (includes service prior to June 30, 1989 for limiting service). For service prior to June 30, 1989, the accrued benefit is the accrued benefit calculated under the prior plan formula and adjusted for increase in average compensation. Average compensation is generally compensation reported on the participant’s W-2 form, plus 401(k) plan or Section 125 deferrals, but does not include non-cash bonuses) for any 60 consecutive months during the participant’s last 120 months of service. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

In addition to the Qualified Pension Plan, the Company maintains the News America Incorporated Supplemental Executive Retirement Plan (the “SERP”), which provide benefits to employees who are participants in the Qualified Pension Plan but whose annual compensation exceeds the compensation limit of the

Qualified Pension Plan (which was $225,000 in 2007). The compensation limit for the SERP is capped at $100,000 in excess of the Qualified Pension Limit ($325,000 in 2007). The benefits of the SERP are calculated using the same formula as the Qualified Pension Plan. The SERP is an unfunded, unsecured obligation of the Company and is non-qualified for tax purposes.

Messrs. K.R. Murdoch, Chernin, DeVoe and Jacobs participate in the Company’s Individual Supplemental Employee Retirement Agreement Plan (the “ISERA”), which provides enhanced benefits to a select group of the Company’s top executives. The ISERA raises the compensation limit of the SERP to $2 million for Messrs. K.R. Murdoch, Chernin and DeVoe and to $1 million for Mr. Jacobs. The benefit provided under the ISERA is unreduced for early retirement and for 100% joint and surviving spouse annuities. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses. The ISERA is an unfunded, unsecured obligation of the Company and is non-qualified for tax purposes. Mr. Ailes also has retiree health and life insurance benefit under the terms of his employment agreement.

Messrs. Chernin and Ailes have accrued benefits under the Fox Pension Plan. They accrued benefits under the Fox Pension Plan prior to participating under the Qualified Pension Plan. The Qualified Pension Plan counts their service under the Fox Pension Plan. However, the benefit payable from the Qualified Pension Plan is reduced by their accrued benefit under the Fox Pension Plan. Similar to the Qualified Pension Plan, the Fox Pension Plan is a broad-based, tax-qualified, defined benefit plan that provides retirement benefits to employees of certain U.S. subsidiaries of the Company. Under the Fox Pension Plan, participants become fully vested in their accrued benefit upon completion of five years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. Participants retiring after age 55 with five years of service can receive an unreduced benefit at age 62.The benefit is paid in the form of a monthly annuity. The accrued benefit under the Fox Pension Plan at normal retirement age is equal to 1.2% of the final average compensation times years of service, plus 0.4% of final average compensation in excess of average wage base times years of service. Final average compensation is the highest base salary plus commission during the five calendar years in the ten most recent calendar years divided by the lesser of 60 or the participant’s months of credited service. The Company pays the entire cost of the benefits provided under the Fox Pension Plan. Eligible compensation for purposes of the Fox Pension Plan is limited by federal law.

The material assumptions, except for assumed retirement age, used to quantify the present value of accumulated benefits for each named executive officer are as used to calculate the pension and post-retirement medical obligation for the Company’s U.S. pension programs are shown in Note 16 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including the discount rate of 6.25% and mortality assumption of RP 2000 projected to 2015. The assumed retirement age for Messrs. K.R. Murdoch, Chernin, DeVoe and Ailes is current age as they are currently entitled to unreduced pension benefits. For Mr. Jacobs, the assumed retirement age is 55, the age he is entitled to receive unreduced benefits from the ISERA.

Non-qualified Deferred Compensation for Fiscal Year Ended June 30, 2007

The following table sets forth information with respect to non-qualified deferred compensation for each of the named executive officers for the fiscal year ended June 30, 2007.

Named Executive Officer	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
K. Rupert Murdoch	n/a	n/a	n/a	n/a	n/a
Peter Chernin (1)	$4,300,008	$—	$1,487,695	$—	$21,612,485
David F. DeVoe	n/a	n/a	n/a	n/a	n/a
Roger Ailes	n/a	n/a	n/a	n/a	n/a
Lawrence A. Jacobs	n/a	n/a	n/a	n/a	n/a

(1)	Pursuant to the negotiated terms of Mr. Chernin’s employment agreement, he participates in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary is deferred, the entire amount of which is included in the Salary column of the above Summary Compensation Table. The Company contributes a portion of Mr. Chernin’s base salary to a deferred compensation account, which is maintained in a grantor trust. Mr. Chernin decides how these funds are invested and the value of his account fluctuates in accordance with the investment performance. The assets in the grantor trust are unsecured funds of the Company and may be used to satisfy the Company’s obligations in the event of the Company’s bankruptcy or insolvency.

Potential Payments Upon Termination

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on June 30, 2007. The potential payments are based on the negotiated contractual terms of each of the named executive officer’s employment agreements. For a more detailed description of these employment agreements, see “Employment Agreements” above.

The amounts presented in the below table are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2007 noted in the Pension Benefits Table above.

Named Executive Officer	Type of Termination
	Death	Disability	Retirement	By Company for Cause	By Company without Cause	By Executive with Good Reason	By Executive without Good Reason
K. Rupert Murdoch (1) Health Benefits	$1,365,000	$1,365,000	$1,365,000	$1,365,000	$1,365,000	n/a	$1,365,000

Peter Chernin (2)
Stock Awards	$28,992,225	$28,992,225	$—	$—	$28,992,225	$28,992,225	$—
Option Awards	2,054,319	2,054,319	2,054,319	—	2,054,319	2,054,319	—
Deferred Compensation	21,612,485	21,612,485	21,612,485	21,612,485	21,612,485	21,612,485	21,612,485
Health Benefits	837,000	837,000	837,000	837,000	837,000	837,000	837,000
Severance Payment	—	40,000,000	—	—	40,000,000	40,000,000	—
Other (3)	—	2,706,000	—	1,806,000	2,706,000	2,706,000	1,806,000

	$53,496,029	$96,202,029	$24,503,804	$24,255,485	$96,202,029	$96,202,029	$24,255,485

David F. DeVoe
Salary	$2,853,750	$2,853,750	$—	$—	$6,791,925	$6,791,925	$—
Bonus	5,640,000	5,640,000	—	—	13,423,200	13,423,200	—
Stock Awards	7,086,940	7,086,940	7,086,940	—	7,086,940	7,086,940	—
Option Awards	1,027,159	1,027,159	1,027,159	—	1,027,159	1,027,159	—
Health Benefits	850,000	850,000	850,000	850,000	850,000	850,000	850,000

	$17,457,849	$17,457,849	$8,964,099	$850,000	$29,179,224	$29,179,224	$850,000

Roger Ailes
Salary	$—	$5,000,000	$—	$—	$13,344,879	n/a	$—
Bonus	500,000	500,000	—	—	10,918,976		—
Stock Awards	7,803,350	7,803,350	7,803,350	—	7,803,350		—
Health Benefits	936,000	936,000	936,000	—	936,000		—

	$9,239,350	$14,239,350	$8,739,350	$—	$33,003,205		$—

Lawrence A. Jacobs
Salary	$1,400,000	$1,400,000	n/a	$—	$3,500,000	$3,500,000	$—
Bonus	1,000,000	1,000,000		—	2,500,000	2,500,000	—
Stock Awards	2,473,616	2,473,616		—	2,473,616	2,473,616	—
Other	14,400	14,400		—	14,400	14,400	—

	$4,888,016	$4,888,016		$—	$8,488,016	$8,488,016	$—

(1)	Mr. K.R. Murdoch is not party to an employment agreement.
(2)	Under the terms of Mr. Chernin’s employment agreement, if any amount payable to Mr. Chernin results in the imposition of an excise tax, then, in addition to any other benefits to which Mr. Chernin may be entitled, the Company shall pay Mr. Chernin an amount in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable.
(3)	Within 30 days following the termination of Mr. Chernin’s employment for any reason (including for cause), except due to death, a CEO Termination or if Mr. Chernin becomes a full-time employee of an entity that derives more than 10% of its revenue from film or television production, Mr. Chernin may require that the Company enter into a six-year motion picture production agreement and a six-year television production agreement with him. The motion picture production agreement will provide for the purchase by the Company of at least two motion pictures per year, and both the motion picture and television production agreements will contain terms relating to guarantees, fees and compensation at least as favorable as the most favorable agreements entered into by the Company and any other producer prior to the effective date of the employment agreement. Both production agreements will provide the Company with the first look with respect to any television programming or motion picture projects developed thereunder. During the term of the production agreements, Mr. Chernin has the right to the use of a corporate jet for 50 hours per year (an assumed aggregate value of $1,650,000) and a corporate car (an assumed aggregate value of $156,000), and, in the event Mr. Chernin’s termination is due to disability, the Company’s termination without cause or Mr. Chernin’s termination with good reason, the Company must also provide Mr. Chernin with personal secretarial services during the term of the production agreements (an assumed aggregate value of $900,000).

DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company (the “Executive Directors”) because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company, who are Messrs. Aznar, Barnes, Cowley, Dinh, Knight, L.K. Murdoch, Perkins, Thornton, Sir Rod Eddington and Dr. Paige (collectively, the “Non-Executive Directors”) are reviewed and recommended by the Compensation Committee of the Board (the “Compensation Committee”) and set by the Board. The Compensation Committee periodically reviews director compensation against the Company’s peers and other comparably sized Standard & Poor’s 500 companies and considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning director compensation with a view toward attracting and retaining qualified directors. The Company believes that compensation for Non-Executive Directors should be competitive and fairly pay such Directors for work required for a company of News Corporation’s size and complexity. The Company also believes that Non-Executive Director compensation should include equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders. In accordance with the Company’s Non-Executive Director equity ownership requirements, Non-Executive Directors’ are required to own equity securities of the Company equal in value to at least three times the amount of the Non Executive Directors’ annual cash retainer within three years of his or her first election to the Board or August 2009, whichever is later. The annual retainers paid to Non-Executive Directors for service on the Board and its committees in the fiscal year ended June 30, 2007 is set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2007

Annual Cash Retainer	$85,000
Annual Deferred Stock Unit (“DSU”) Retainer	$100,000
Audit Committee Chair Annual Retainer	$25,000
Compensation Committee Chair Annual Retainer	$15,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$15,000
Audit Committee Member Annual Retainer	$15,000
Compensation Committee Member Annual Retainer	$10,000
Nominating and Corporate Governance Committee Member Annual Retainer	$10,000

Effective as of July 1, 2007, the cash portion of the Non-Executive Directors’ annual retainer was increased to $90,000 and the DSU portion of the Non-Executive Directors’ annual retainer was increased to $105,000. In addition, the annual retainers for service on each of the Compensation Committee and Nominating and Corporate Governance Committee was increased to $11,000, the annual retainer for service on the Audit Committee was increased to $16,000, the annual retainer for service as chair of each of the Compensation Committee and Nominative and Corporate Governance Committee was increased to $16,000 and the annual retainer for service as chair of the Audit Committee was increased to $27,000.

The value of the Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director in cash at the market value of the Class A Common Stock on the fifth anniversary date of when it was credited to that Director’s account, unless that Director leaves the Board before that date. Upon a Non-Executive Director’s end of service on the Board, that Director will be paid in cash the value of the shares of Class A Common Stock credited to his or her account at the market value of those shares of Class A Common Stock as of the date of the Director’s end of service.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below shows the total compensation paid during the fiscal year ended June 30, 2007 by the Company to each of the Directors who are not named executive officers:

Director Compensation for the Fiscal Year Ended June 30, 2007

Director	Fees Earned or Paid in Cash ($)		Stock Awards	Option Awards		Change in Pension Value and Nonqualified Deferred Compensation Earnings (a)	All Other Compensation		Total
José María Aznar	$85,000		$102,402	n/a		n/a	n/a		$187,402
Peter L. Barnes	$100,000		$118,145	n/a		n/a	n/a		$218,145
Chase Carey	$—		$—	n/a		$961,000	n/a		$961,000
Kenneth E. Cowley AO	$95,000		$123,142	$1,943		n/a	n/a		$220,085
Viet Dinh	$110,000		$118,145	n/a		n/a	n/a		$228,145
Sir Roderick I. Eddington	$135,000		$123,142	$1,943		n/a	n/a		$260,085
Andrew S.B. Knight	$148,175	(b)	$123,142	$1,943		n/a	n/a		$273,260
Lachlan A. Murdoch	$85,000		$469,873	$356,625	(c)	$422,000	$29,638	(d)	$1,363,136
Roderick R. Paige	$95,000		$102,402	n/a		n/a	n/a		$197,402
Thomas J. Perkins	$110,000		$123,142	$1,943		n/a	n/a		$235,085
Arthur M. Siskind	$1,000,000	(e)	$1,600,588	$622,698	(c)	$417,000	$140,397	(f)	$3,780,683
John L. Thornton	$105,000		$118,145	n/a		n/a	n/a		$223,145

(a)	Certain Directors were previously employees of the Company and have vested pension benefits due to them. The values reported are theoretical as those amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2006 and June 30, 2007. The change in pension value from year to year as reported in the Director Compensation Table is subject to market volatility and may not represent the value that a Director will accrue under the Company’s pension plans during any given fiscal year.
(b)	Includes $23,175 paid to Mr. Knight for his service on the board of directors of Times Newspapers Holdings Limited, a subsidiary of the Company.
(c)	Includes equity awards granted to these Directors during their employment with the Company.
(d)	Includes expenses paid on behalf of Mr. L.K. Murdoch relating to personal security, health insurance and telecommunication services.
(e)	Represents amount paid to Mr. Siskind for service as Senior Advisor to the Chairman of the Company.
(f)	Includes the Company’s contributions to Mr. Siskind’s 401(k) plan in the amount of $6,750, and, pursuant to Mr. Siskind’s employment agreement, Company contributions to a non-qualified deferred compensation account in the amount of $110,473 and car-related expenses in the amount of $23,174.

Mr. Stanley S. Shuman, who served as a Director from 1982 to 2005, was named Director Emeritus in 2005. Mr. Shuman receives the same director fees as other Non-Executive Directors, and may attend Board and committee meetings but may not vote on Board or committee matters.

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2007 of each of the Directors who are not named executive officers, which include deferred stock units, vested and unexercised stock options, unvested and unexercised stock options, unvested stock appreciation rights and unvested RSUs.

Name	Option Awards		Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested
José María Aznar	—	—	4,828
Peter L. Barnes	—	—	12,584
Chase Carey	—	—	—
Kenneth E. Cowley	18,000	—	15,045
Viet Dinh	—	—	12,584
Sir Roderick I. Eddington	102,000	—	15,045
Andrew S.B. Knight	36,000	—	15,045
Lachlan K. Murdoch	2,054,375	140,625	200,317
Roderick R. Paige	—	—	4,828
Thomas J. Perkins	36,000	—	15,045
Arthur M. Siskind	1,882,500	187,500	191,250
John L. Thornton	—	—	12,584

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2007 with respect to the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans, including the News Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan”), the News Corporation 2004 Replacement Stock Option Plan (the “Replacement Plan” and together with the 2004 Stock Option Plan, the “2004 Plans”) and the LTIP. All shares reflected in the table are shares of the Class A Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options and RSUs (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by stockholders (1)
LTIP	17,863,038	—	148,433,711
2004 Plans	77,674,500	$22.52	—
Equity compensation plans not approved by stockholders	—	—	—
Total (2)	95,537,538	$22.52	148,433,771

(1)	Beginning June 30, 2005, no additional stock options may be granted under the 2004 Plans.
(2)	Does not include stock options to purchase an aggregate of 5,855,482 Class A Common Stock, at a weighted average exercise price of $12.73, granted under plans assumed in connection with acquisition transactions. No additional stock options may be granted under these assumed plans.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (i) integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP are compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee met with each of the independent registered public accounting firm and the corporate auditors, both with management present and in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls.

The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2007 with management and the independent registered public accounting firm.

At three of its meetings during fiscal year 2007 and one meeting during fiscal year 2008, the Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal 2007 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act, the respective rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Committee each of the Sarbanes-Oxley Act certification requirements including whether there were any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of E&Y as the Company’s independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE

Sir Roderick I. Eddington (Chairman)
Peter Barnes
Andrew S.B. Knight
Thomas J. Perkins

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Liberty Transaction

On December 22, 2006, the Company entered into the Share Exchange Agreement with Liberty. Under the terms of the Share Exchange Agreement, Liberty will exchange its entire interest in the Company’s common stock (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock) for 100% of a News Corporation subsidiary (“Splitco”), whose holdings will consist of the Company’s approximately 38% interest (approximately 470 million shares) in DIRECTV constituting the Company’s entire interest in DIRECTV, three of the Company’s Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and $588 million in cash, subject to adjustment.

The transaction contemplated by the Share Exchange Agreement was approved by the Company’ Class B stockholders on April 3, 2007, but remains subject to customary closing conditions, including, among other things, regulatory approvals, the receipt of a ruling from the Internal Revenue Service and the absence of a material adverse effect on Splitco. If these conditions are satisfied, the transaction is expected to be completed in the fourth quarter of calendar 2007.

Arrangements between News Corporation and Director-Related Persons or Entities

Directors of News Corporation and directors of its related parties, or their director-related entities, conduct transactions with subsidiaries of News Corporation that occur within a normal employee, customer or supplier relationship on terms and conditions that are believed to be no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the director or director-related entity at arm’s length in similar circumstances.

Fox Interactive Media (“FIM”), a subsidiary of the Company, has engaged Mrs. Wendi Murdoch, the wife of Mr. K. Rupert Murdoch, the Company’s Chairman and Chief Executive Officer, to provide strategic advice for the development of the MySpace business in China. The fees paid by FIM to Mrs. Murdoch pursuant to this arrangement are $100,000 per annum and Mrs. Murdoch received $83,333 in the fiscal year ended June 30, 2007. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns a 51.5% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch will receive options over 2.5% of the fully diluted shares of MySpace China that will vest over four years under the MySpace China Option Plan.

SMS TV, which is controlled by Ms. Elisabeth Murdoch, the daughter of Mr. K.R. Murdoch, was a party to a production agreement with Twentieth Television, a subsidiary of the Company, for programming that was distributed on television stations owned-and-operated by a subsidiary of the Company. Under the terms of the production agreement, compensation to SMS TV for this programming was to include reimbursement for certain production costs and a share of the revenue earned from the programming, and SMS TV received $309,000 from the Company in the fiscal year ended June 30, 2007 as reimbursement of certain production costs. The production agreement was terminated by the Company during fiscal 2007, and the parties are negotiating a termination fee to be paid by the Company to SMS TV.

Freud Entertainment Limited, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during the fiscal year 2007. The fees paid by the Company to Freud Entertainment Limited were $522,489 for the fiscal year ended June 30, 2007.

Mrs. Prudence MacLeod is the daughter of Mr. K.R. Murdoch and serves as a member of the Board of Directors of Advertiser Newspapers, a subsidiary of the Company, and receives customary director fees for such service.

Mr. Alasdair MacLeod is the son-in-law of Mr. K.R. Murdoch and is a salaried employee of News Limited, a subsidiary of the Company, serving as its Managing Director of Nationwide News.

Mr. David F. DeVoe Jr. is the son of Mr. David F. DeVoe, a Director and Chief Financial Officer of the Company, and is a salaried employee of Fox Entertainment Group, Inc., a subsidiary of the Company, serving as its Deputy Chief Financial Officer and as an Executive Vice President.

Mr. Chase Carey, a Director of the Company and the President and Chief Executive Officer of DIRECTV, is entitled to receive retirement benefits under the News America Incorporated Employees’ Pension and Retirement Plan and the News America Incorporated Supplemental Executive Retirement Plan, which are each pension plans maintained by the Company. Pursuant to an arrangement between the Company and Mr. Carey, Mr. Carey’s service at, and compensation from, DIRECTV for the period during which the Company is a stockholder of DIRECTV are included in the calculation of these retirement benefits. The retirement benefits payable to Mr. Carey by the Company shall be reduced by the amount of the DIRECTV retirement benefits paid to Mr. Carey attributable to the period during which the Company is a stockholder of DIRECTV. Upon the consummation of the Exchange contemplated under the Share Exchange Agreement, Mr. Carey will cease accruing benefits under this arrangement. In April 2007, Mr. Carey announced that he intends to resign as a Director of the Company effective upon, and subject to, the consummation of the Exchange contemplated under the Share Exchange Agreement.

Mr. Stanley Shuman, Director Emeritus of the Company, is also the Managing Director of Allen & Company LLC, a United States-based investment bank, which has provided investment advisory services to the Company in the fiscal year ended June 30, 2007 related to the Company’s potential acquisition of Dow Jones & Company, Inc. and the potential sale of certain of the Company’s television stations. No fees were paid by the Company to Allen & Company in the fiscal year ended June 30, 2007.

Agreement with Lachlan K. Murdoch

On July 28, 2005, Mr. L.K. Murdoch, the Company’s former Deputy Chief Operating Officer, announced his resignation from all of his executive positions with the Company, effective August 31, 2005. The Company entered into a letter agreement with Mr. L.K. Murdoch dated July 28, 2005. The letter agreement provides that Mr. L.K. Murdoch will be available to advise and consult with the Company on such matters and in such manner as the Company may from time to time request for a two-year period commencing on the effective date of resignation. The letter agreement also describes the transition and separation benefits to be provided to Mr. L.K. Murdoch. Pursuant to the terms of the letter agreement, the Company and Mr. L.K. Murdoch agreed that Mr. L.K. Murdoch shall continue to provide advisory services as needed to the Company for a two-year period, and that Mr. L.K. Murdoch shall not engage in business which is directly competitive with the business carried on by the Company or by any of its affiliates or solicit any employees of the Company to engage in a directly competitive business for a two-year period. The Company and Mr. L.K. Murdoch also agreed that the Company shall provide Mr. L.K. Murdoch with: (1) a separation cash payment equal to his salary and bonus for fiscal year ended 2005; (2) continued vesting of his outstanding stock options and stock appreciation rights for as long as he continues to serve as a Director of the Company and is not in breach of this letter agreement; and (3) continued medical benefits during the two-year period. The terms of the letter agreement expired on August 31, 2007.

Policy for Evaluating Related Party Transactions

The Audit Committee has established procedures for the review, approval or ratification of related party transactions. Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such related party.

During fiscal 2007, all of the transactions described in this section that were subject to the Audit Committee’s policies and procedures described above, were reviewed and approved or ratified by the Audit Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and beneficial owners of more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former Directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during the fiscal year ended June 30, 2007, with the exception of one report for each of Messrs. Chernin and DeVoe covering one transaction for each such report.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended June 30, 2007 with the SEC on August 23, 2007. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.newscorp.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Company’s Corporate Secretary by mail at News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7000 or by email at corporatesecretary@newscorp.com.

2008 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be presented at the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of the Company at the principal executive offices at News Corporation, 1211 Avenue of the Americas, New York, NY 10036 no later than May 16, 2008 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2008 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its principal executive offices not later than July 30, 2008. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Exchange Act must be received at the Company’s principal executive offices, in accordance with the requirements of the By-laws between June 30, 2008 and July 30, 2008; provided, however, that in the event that the 2008 Annual Meeting is called for a date that is not within 30 days before or after the date of the 2007 Annual Meeting, notice by stockholders in order to be timely must be received not later than the close of business on the later of the 90th day prior to the date of the 2008 Annual

Meeting or the tenth (10th) day following the day on which public announcement of the date of the 2008 Annual Meeting is made. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders can elect to receive future News Corporation proxy statements, annual reports and related materials electronically instead of by mail. The Company highly recommends that you consider electronic deliver of these documents. If you are interested in participating in this electronic delivery program, you should select the “Enrollment for Electronic Delivery of Stockholder Materials” link in the “Investor Relations” section of the Company’s website at www.newscorp.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel

New York, NY

September 6, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of News Corporation

The Annual Meeting of Stockholders will be held at the

The Hudson Theatre, 145 W. 44th Street, New York, New York 10012

on October 19, 2007

10:00 a.m. (Eastern Time)

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEWS CORPORATION FOR ANNUAL MEETING, OCTOBER 19, 2007

The undersigned, a stockholder of News Corporation, a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2007, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch, David F. DeVoe and Lawrence A. Jacobs and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held on October 19, 2007 at 10:00 a.m. (Eastern Time) at The Hudson Theatre, 145 W. 44th Street, New York, New York 10012.

(continued and to be signed on the other side)

FORM OF PROXY

☐Please Detach and Mail in the Envelope Provided ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3, AND “AGAINST” PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☐

PROPOSAL 1

Election of the nominees listed below each to a three-year term (or until the Company’s annual meeting of stockholders in 2010 if the above proposal is approved).

☐	FOR ALL NOMINEES		NOMINEES:

		O	K. Rupert Murdoch

☐	WITHHOLD AUTHORITY	O	Peter L. Barnes

		O	Kenneth E. Cowley

☐	FOR ALL NOMINEES EXCEPT (See Instructions Below)	O O	David F. DeVoe Viet Dinh

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

PROPOSAL 2

Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3

Stockholder proposal on the annual election of directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 4

Stockholder proposal on the elimination of the Company’s dual class capital structure.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2 and “AGAINST” PROPOSALS 3 and 4. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Signature of Stockholder	Dated	, 2007

Signature of Stockholder	Dated	, 2007

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.